As filed with the Securities and Exchange Commission on April 5, 2012

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MAGNUM HUNTER RESOURCES CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	86-0879278
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

777 Post Oak Boulevard, Suite 650
Houston, Texas 77056
(832) 369-6986
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Gary C. Evans
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056
(832) 369-6986
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Paul M. Johnston
777 Post Oak Boulevard, Suite 650
Houston, Texas 77056
(832) 369-6986

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $0.01	296,859	$6.27	$1,859,821.64	$213.14

(1)          Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low trading prices for the common stock on The New York Stock Exchange on April 4, 2012.

PROSPECTUS

Magnum Hunter Resources Corporation

296,859 Shares

Common Stock

This prospectus relates to up to 296,859 shares of the common stock of Magnum Hunter Resources Corporation, which may be offered for resale by the selling stockholder named in this prospectus. The selling stockholder acquired the common stock as part of the consideration in connection with our acquisition of certain oil and gas leases and related assets from the selling stockholder pursuant to a Purchase and Sale Agreement between us and the selling stockholder (as described in the section entitled “Selling Stockholder” beginning on page 29 of this prospectus). We are registering the offer and sale of the shares of common stock to satisfy registration rights we have granted to the selling stockholder.

We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of common stock by the selling stockholder. The shares of common stock to which this prospectus relates may be offered and sold from time to time directly by the selling stockholder or alternatively through underwriters, broker-dealers or agents. The shares of common stock may be sold in one or more transactions, at fixed prices, at prevailing market prices at the time of sale or at negotiated prices. The selling stockholder will be responsible for any underwriting fees, discounts and commissions due to brokers-dealers or agents.

You should carefully read this prospectus and any prospectus supplement before you invest. You also should read the documents we have referred you to in the “Where You Can Find More Information” and the “Incorporation of Certain Documents by Reference” sections of this prospectus for information about us and our financial statements.

Our common stock is listed on the New York Stock Exchange under the symbol “MHR.” On April 4, 2012, the last reported sale price of our common stock on the New York Stock Exchange was $6.22 per share.

Investing in our common stock involves various risks. In our filings with the Securities and Exchange Commission, which are incorporated by reference in this prospectus, we identify and discuss risk factors that you should consider before investing in our common stock. See the section entitled “Risk Factors” beginning on page 7 of this prospectus as well as the risk factors set forth in the documents incorporated by reference herein and in any applicable prospectus supplement before you make an investment in our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated April 5, 2012.

This prospectus and any accompanying prospectus supplement, including the exhibits and the documents incorporated herein or therein by reference, can be accessed on the SEC’s website or at the SEC’s offices described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. Neither we nor the selling stockholder have authorized any dealer, salesman or other person to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither this prospectus nor any prospectus supplement shall constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of the prospectus or any prospectus supplement, or that the information contained in any document incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, which we refer to as the Securities Act, using a “shelf” registration process. Under this prospectus, the selling stockholder may sell the shares of common stock described in this prospectus in one or more offerings. This prospectus may be supplemented from time to time to add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Our SEC registration statement containing this prospectus, including exhibits, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s website or at the SEC’s offices. The SEC’s website and street address are provided under the heading “Where You Can Find More Information.”

When acquiring our common stock, you should rely only on the information contained, or incorporated by reference, in this prospectus, contained, or incorporated by reference, in any prospectus supplement, or contained, or incorporated by reference, in any free writing prospectus we have authorized to be distributed to you. We have not, and the selling stockholder has not, authorized anyone to provide you with different or inconsistent information. You should not rely on any unauthorized information or representation. Neither we nor the selling stockholder are offering the common stock in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, any free writing prospectus authorized to be distributed by us or any document incorporated by reference into the foregoing is truthful or complete as of any date other than the date indicated on the cover page of these documents, regardless of the time of delivery of this prospectus, any prospectus supplement, any free writing prospectus or any sale of a security. Our business, assets, financial condition, results of operations and prospects may have changed since such dates.

This prospectus contains and incorporates by reference forward-looking statements. Any prospectus supplement or “free writing prospectus” we authorize may also contain forward-looking statements. Such forward-looking statements should be considered together with the cautionary statements and important factors included or referred to in this prospectus, any prospectus supplement and the documents incorporated herein by reference into the foregoing. See “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus for more information. You should also carefully consider the various risk factors included in this prospectus or in any prospectus supplement or incorporated by reference into the foregoing from our SEC filings, which risk factors may cause our actual results to differ materially from those indicated. You should not place undue reliance on our forward-looking statements.

We are not making any representation to you regarding the legality of an investment by you in the securities we may offer under applicable law. You should consult with your own legal advisors as to the legal, tax, business, financial and related aspects of a purchase of any of the securities we may offer.

In this prospectus, references to the terms “the Company”, “we”, “us”, “our” or similar references refer to Magnum Hunter Resources Corporation and its wholly-owned subsidiaries on a consolidated basis, unless we state or the context requires otherwise.

SUMMARY

This summary highlights some information contained or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. Important information is incorporated by reference in this prospectus. To understand this offering fully and before making an investment decision, you should read carefully the entire prospectus, including the information contained under the heading “Risk Factors,” and the other information incorporated by reference in this prospectus.

Our Business

We are an independent oil and gas company engaged in the exploration for and the exploitation, acquisition, development and production of crude oil, natural gas and natural gas liquids, primarily in the states of West Virginia, Ohio, Texas, Kentucky and North Dakota and in Saskatchewan, Canada. We are also engaged in midstream operations involving the gathering of natural gas through our ownership and operation of a gas gathering system in West Virginia and Ohio, referred to as our Eureka Hunter Pipeline System. We are presently active in three of the most prolific unconventional shale resource plays in North America, namely the Marcellus/Utica Shales in West Virginia and Ohio, the Eagle Ford Shale in south Texas and the Williston Basin/Bakken Shale in North Dakota and Saskatchewan, Canada.

In May 2009, we restructured our management team and completely refocused our business strategy. Our business strategy is to exploit our inventory of lower risk drilling locations and acquire undeveloped leases and long-lived proved reserves with significant exploitation and development opportunities primarily located in unconventional resource plays. Over the past three years, we have substantially increased our assets and production base through a combination of acquisitions, joint ventures and ongoing development drilling efforts; our percentage of operated properties has increased significantly; our inventory of acreage and drilling locations in resource plays has grown dramatically; and our management team has been expanded. We believe the increased scale in all our core resource plays allows for ongoing cost, recovery and production efficiencies as we exploit our inventory.

Given technological advancements within the industry, drilling for unconventional resources has become highly economic. Based on our experience and that of other companies operating in our core areas, we believe that our core operational areas can be characterized as having very low geologic risks and repeatable drilling opportunities. As a result, we are focused on the further development and exploitation of our core unconventional resource plays, the acquisition of additional operated properties in our core operating regions, and selective expansion of our midstream operations.

Our principal executive offices are located at 777 Post Oak Boulevard, Suite 650, Houston, Texas 77056, and our telephone number at these offices is (832) 369-6986. Our website is www.magnumhunterresources.com. Unless stated otherwise or unless the context otherwise requires, all references in this prospectus to Magnum Hunter, the Company, we, our, ours and us are to Magnum Hunter Resources Corporation and its consolidated subsidiaries.

Recent Developments

Acquisition of Williston Basin Assets

NuLoch Acquisition. In May 2011, we acquired NuLoch Resources Inc., or NuLoch, a publicly traded Canadian oil and gas company engaged in the exploration, acquisition, development and production of properties in Western Canada and North Dakota, predominately in the Bakken Shale and Three Forks/Sanish formations of the mid-continental Williston Basin. We acquired NuLoch in a stock-for-stock exchange pursuant to which shares of common stock of Magnum Hunter were exchanged for shares of NuLoch. The NuLoch assets acquired by us included (i) 5 mmboe of proved reserves as of December 31, 2010, (ii) production from approximately 124 wells, (iii) approximately 347,531 gross (76,000 net) lease acres in the Williston Basin and (iv) a multi-year inventory of approximately 338 low-risk horizontal unconventional drilling locations. The acquired Williston Basin assets are operated by our wholly-owned subsidiaries, Williston Hunter, Inc. and Williston Hunter Canada, Inc., referred to as Williston Hunter U.S. and Williston Hunter Canada, respectively.

Expansion of Williston Basin Position

On March 30, 2012, our wholly-owned subsidiary, Williston Hunter ND, LLC, acquired from a privately—held company, Eagle Operating, Inc., which we refer to as Eagle Operating or the selling stockholder, all of its operated working interest ownership in oil and gas leases and wells on approximately 15,500 gross acres located within four counties of the Williston Basin of North Dakota. The closing had been delayed past the originally scheduled closing date of August 18, 2011 for reasons more fully described below. We owned an approximate 47% working interest in these oil and gas properties prior to the closing, and we now own an approximate 95% working interest in these oil and gas properties. The original purchase price was approximately $57 million, consisting of $55 million in cash and $2 million of our restricted common stock. The cash portion of the purchase price was adjusted to approximately $48.5 million because of the effective date of the transaction being April 1, 2011. The number of shares of our common stock included as consideration was determined based on the volume weighted average price of our common stock during the five trading days prior to closing ($6.74 per share). Eagle Operating also retained a variable overriding royalty interest not exceeding 2% on certain properties.

The acquisition was made pursuant to a Purchase and Sale Agreement dated August 4, 2011, as amended March 5, 2012, which we refer to as the Eagle Agreement, that was negotiated pursuant to a Settlement Agreement between Magnum Hunter and Eagle Operating as a result of certain lawsuits then pending in the United States District Court for the District of North Dakota (Northwestern Division). The parties previously failed to close as originally scheduled on August 18, 2011, due to certain unresolved issues which principally involved the submission by Eagle Operating of a preliminary settlement statement and Eagle Operating’s alleged adjustments to the purchase price set forth therein, more specifically as it relates to the drilling of unauthorized wells. We instituted a lawsuit against Eagle Operating as a result of these unresolved issues asking the court to order Eagle Operating to comply with its obligations under the Eagle Agreement and seeking damages. On March 5, 2012, we entered into an Amendment to the Eagle Agreement with Eagle Operating, whereby the parties agreed to (i) proceed with the closing on March 30, 2012 to complete our acquisition of the oil and gas properties subject to the Eagle Agreement and (ii) resolve after the closing the issues which delayed the previously scheduled closing in accordance with the arbitration provisions contained in the Purchase Agreement.

Expansion of Marcellus Shale Position

We significantly expanded our Marcellus Shale acreage position through the following transactions completed by our wholly-owned subsidiary, Triad Hunter.

PostRock Asset Acquisitions. In three separate transactions, which closed in December 2010, January 2011 and June 2011, Triad Hunter acquired certain Marcellus Shale oil and gas properties in West Virginia from affiliates of PostRock Energy Corporation. The properties acquired in these PostRock asset acquisitions included (i) an aggregate of approximately 13,293 gross (10,389 net) lease acres, comprised of 4,228 gross (2,114 net) lease acres in Wetzel County, West Virginia and 9,065 gross (6,161 net) lease acres in Lewis County, West Virginia, (ii) eight proved developed producing wells and (iii) 27 identified horizontal unconventional drilling locations. The total purchase price of these properties consisted of approximately $24.7 million in cash and 3,201,360 restricted shares of common stock of Magnum Hunter.

Windsor Asset Acquisition. In April 2011, Triad Hunter acquired certain Marcellus Shale oil and gas properties located in Wetzel County, West Virginia from a privately-held independent oil and gas company for a purchase price of $20 million in cash. The acquired properties represented the remaining 50% non-operating working interest in approximately 4,228 net lease acres in which Triad Hunter already owned the 50% operating working interest, which it had previously acquired through the PostRock asset acquisitions.

Stone Energy Joint Venture. In December 2011, Triad Hunter entered into joint development and operating agreements with Stone Energy Corporation, or Stone Energy, pursuant to which the parties agreed to jointly develop a contract area consisting of approximately 1,925 leasehold acres in the Marcellus Shale in Wetzel County, West Virginia. Each party owns a 50% working interest in the contract area. Stone Energy has been designated as the operator for the contract area. Stone Energy also contributed to the joint venture certain infrastructure assets, including improved roadways, certain central field processing units (including water handling), and gas flow lines, and agreed to commit its share of natural gas production from the contract area to gathering by our Eureka Hunter Pipeline System.

Expansion of Southern Appalachian Basin Position

In April 2011, we acquired NGAS Resources, Inc., or NGAS, a publicly traded exploration and production company focused on unconventional natural gas plays in the eastern United States, principally in the southern Appalachian Basin. We acquired NGAS in a stock-for-stock exchange pursuant to which shares of common stock of Magnum Hunter were exchanged for shares of NGAS. The NGAS assets acquired by us included (i) 63.1 bcfe (10.5 mmboe) of proved reserves as of December 31, 2010, (ii) production from approximately 1,364 wells, (iii) approximately 322,390 gross (275,684 net) lease acres, predominately in Kentucky, a substantial portion of which is held by production, and (iv) a multi-year inventory of approximately 586 low-risk horizontal unconventional drilling locations. The acquired southern Appalachian Basin assets are operated by our wholly-owned subsidiary, Magnum Hunter Production, Inc., referred to as Magnum Hunter Production or MHP.

Acquisition of Utica Shale Properties

In February 2012, Triad Hunter acquired leasehold mineral interests located primarily in Noble County, Ohio from a third party for a total purchase price of $24.8 million. The acquired lease acreage consists of approximately 15,558 gross (12,186 net) acres that are presently prospective for the Utica Shale. Substantially all of this leasehold acreage is held by shallow production. Triad Hunter has agreed to acquire another block of similar acreage from the seller on or before April 16, 2012, assuming the seller can satisfy certain title requirements and meet certain other required conditions. The acquisition of this Utica Shale acreage significantly expands our acreage position in a strategic region of Ohio, and also provides the opportunity for our midstream business to expand the Eureka Hunter Pipeline System into this region, which is currently not served by midstream competitors.

Declaration of Warrant Dividend on Common Stock

On August 16, 2011, we announced that our board of directors declared a dividend in the form of warrants to purchase shares of our common stock at $10.50 per share payable on October 14, 2011 to holders of record of our common stock and to holders of exchangeable shares of our indirect wholly-owned subsidiary, MHR Exchangeco Corporation, as of the close of business on August 31, 2011. Each holder of our common stock and the exchangeable shares, respectively, is entitled to receive one of these warrants for every ten shares of common stock or exchangeable shares, respectively, owned as of the record date (with the number of warrants rounded down to the nearest whole number). These warrants will generally be exercisable for two years from the date of issuance subject to redemption at our option at $0.001 per warrant upon not less than 30 days’ notice to the holders.

Expansion of Credit Facilities

Our lenders significantly expanded our senior revolving credit facility through six separate borrowing base increases over the last 12 months. At January 1, 2011, our senior revolving credit facility had a borrowing base of $71.5 million. As a result of the six borrowing base increases, the borrowing base under this facility is now $235 million. This facility is our MHR Senior Revolving Credit Facility. In addition, in 2011, we obtained a new term loan facility for Magnum Hunter. Pursuant to this new facility, we obtained a $100 million term loan, which closed and was fully funded in September 2011. This facility is our MHR Term Loan Facility. Also in 2011, we obtained two new credit facilities in the total amount of $150 million for Eureka Hunter Pipeline, LLC, or Eureka Hunter Pipeline, our wholly-owned subsidiary which owns and operates our Eureka Hunter Pipeline System. The Eureka Hunter Pipeline credit facilities were established to fund Eureka Hunter Pipeline’s pipeline development capital expenditures on a non-recourse basis to Magnum Hunter. The Eureka Hunter Pipeline credit facilities consist of (i) a revolving credit facility in an aggregate principal amount of up to $100 million (with an initial committed amount of $25 million) and (ii) a $50 million term loan facility, both of which closed in August 2011. These facilities are referred to as our Eureka Hunter Pipeline Revolver and our Eureka Hunter Pipeline Term Loan, and collectively as the Eureka Hunter Pipeline Credit Facilities.

Series A Convertible Preferred Equity Financing

On March 21, 2012, Eureka Hunter Holdings, LLC, which we refer to as Eureka Hunter Holdings, a Delaware limited liability company, entered into a Series A Convertible Preferred Unit Purchase Agreement, which we refer to as the Unit Purchase Agreement, with Magnum Hunter Resources Corporation and Ridgeline Midstream Holdings, LLC, which we refer to as Ridgeline, a Delaware limited liability company and an affiliate of ArcLight Capital Partners, LLC. Pursuant to the Unit Purchase Agreement, Ridgeline committed, subject to certain conditions, to purchase up to $200 million of Series A Convertible Preferred Units representing membership interests of Eureka Hunter Holdings, which we refer to as the Preferred Units. Ridgeline had funded the first two tranches as of April 5, 2012; we received proceeds of $59.38 million, net of fees (for a total utilized commitment of $60.00 million), on March 21, 2012 and proceeds of $46.33 million, net of fees (for a total utilized commitment of $46.80 million), on April 2, 2012. Eureka Hunter Holdings is a majority-owned subsidiary of Magnum Hunter and the holding company for Magnum Hunter’s midstream operations, including its existing pipeline operation in West Virginia and Ohio conducted through Eureka Hunter Pipeline, and for the gas treating business and assets recently acquired by a wholly owned subsidiary of Magnum Hunter and Eureka Hunter Holdings from TransTex Gas Services LP, a Delaware limited partnership, which we refer to as TransTex. This acquisition, which we refer to as the TransTex Acquisition, is described in greater detail below in the Section “—Acquisition of Midstream Assets for the Treating of Natural Gas.”

Contemporaneous with the execution of the Unit Purchase Agreement, Ridgeline purchased 3,000,000 Preferred Units for the aggregate purchase price of $60 million, the net proceeds of which were used to fund a special one-time distribution by Eureka Hunter Holdings to Magnum Hunter to reimburse it for certain prior capital expenditures incurred by Magnum Hunter with respect to the assets of Eureka Hunter Pipeline and Eureka Hunter Land, LLC, a Delaware limited liability company and wholly owned subsidiary of Eureka Hunter Pipeline. The remainder of the $200 million commitment from Ridgeline will be used for the development of Eureka Hunter Holdings’ midstream operations. Upon consummation of Ridgeline’s $60 million initial investment, Eureka Hunter Holdings was owned 83.4% by Magnum Hunter, all in the form of Class A Common Units, which we refer to as the Common Units, and 16.6% by Ridgeline, all in the form of Preferred Units (on an as-converted basis). Upon consummation of the TransTex Acquisition, Ridgeline purchased an additional 2,340,000 Preferred Units for the aggregate purchase price of $46.8 million. The net proceeds from this investment by Ridgeline were used to fund a distribution by Eureka Hunter Holdings to Magnum Hunter to reimburse it for certain capital expenditures with respect to the assets acquired for cash in the TransTex Acquisition. The remaining capital commitment is $93.2 million, which, subject to Eureka Hunter Holdings requesting funds and the satisfaction of certain conditions, may be funded over the course of the two years following the closing of the Unit Purchase Agreement. Currently, taking into account Ridgeline’s funding in connection with the TransTex Acquisition, Ridgeline’s ownership position in Eureka Hunter Holdings represents, on an as-converted basis, approximately 25.4% of the ownership interest in Eureka Hunter Holdings, with Magnum Hunter and TransTex owning 71.8% and 2.8% of Eureka Hunter Holdings, respectively, all in the form of Common Units.

Acquisition of Midstream Assets for the Treating of Natural Gas

On April 2, 2012, pursuant to an Asset Purchase Agreement dated March 21, 2012, which we refer to as the TransTex Agreement, Eureka Hunter Acquisition Sub LLC, a Delaware limited liability company and subsidiary of Magnum Hunter, which we refer to as Acquisition Sub, and Eureka Hunter Holdings purchased substantially all of TransTex’s assets, which principally relate to the treating of natural gas, including the leasing of related treating and processing equipment to third parties, in exchange for $46.8 million in cash from Acquisition Sub and $11.7 million in the form of 585,000 Common Units of Eureka Hunter Holdings. Prior to the closing of the TransTex Acquisition, TransTex was a third party provider of rental gas treating units with diversified operations spanning Texas, Oklahoma, Kansas, New Mexico and West Virginia. TransTex was the market leader in providing 60 GPM or smaller rental amine units which are installed at the wellhead to treat gas to meet pipeline specifications. The product offerings and management team of TransTex bolsters our midstream capabilities and provides additional product services which we believe enhance the ability of Eureka Hunter Holdings to be a full service midstream services provider.

Pursuant to the TransTex Agreement, TransTex agreed to customary representations, warranties, and indemnification obligations to Eureka Hunter Holdings and Acquisition Sub, as well as certain non-competition, non-solicitation, and other similar restrictions. With respect to its Common Units, TransTex also receive certain “piggyback” registration rights with respect to equity securities of Eureka Hunter Holdings. At closing, TransTex president Greg Sargent entered into an employment agreement with an affiliate of Eureka Hunter Holdings. Eureka Hunter Holdings has withhold $1.5 million of the cash portion of the purchase price as security for TransTex’s indemnification obligations under the TransTex Agreement. In connection with the closing of the TransTex Acquisition, Acquisition Sub was contributed by Magnum Hunter to Eureka Hunter Holdings.

For more information on how to obtain the documents described in this “Recent Developments” section, please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

The Offering

We are registering for resale by the selling stockholder up to 296,859 shares of our common stock acquired by the selling stockholder as part of the consideration in connection with our acquisition of certain oil and gas leases and related assets from the selling stockholder (as described in the section entitled “Selling Stockholder” beginning on page 29 of this prospectus). We are registering the offer and sale of the shares of common stock to satisfy registration rights we have granted to the selling stockholder. We are also registering for resale any additional shares of common stock which may become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of common stock. We are not selling any shares of common stock under this prospectus and will not receive any proceeds from the sale of common stock by the selling stockholder. The shares of common stock to which this prospectus relates may be offered and sold from time to time directly by the selling stockholder or alternatively through underwriters, broker-dealers or agents. The shares of common stock may be sold in one or more transactions, at fixed prices, at prevailing market prices at the time of sale or at negotiated prices. The selling stockholder will be responsible for any underwriting fees, discounts and commissions due to brokers-dealers or agents.

Our common stock is listed on the New York Stock Exchange under the symbol “MHR.”

RISK FACTORS

An investment in our securities involves many risks. You should carefully consider the following risk factors and all of the other information contained in or incorporated by reference into this prospectus and the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement before making an investment decision. Additional risks related to us and our securities may be in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. In evaluating our company, the factors described below should be considered carefully. The occurrence of one or more of these events could significantly and adversely affect our business, prospects, financial condition, results of operations and cash flows. For more information please refer to the sections titled “Cautionary Statement Regarding Forward-Looking Statements,” “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”

Risks Related to Our Business

Future economic conditions in the U.S., Canada and global markets may have a material adverse impact on our business and financial condition that we currently cannot predict.

The U.S., Canadian and other world economies are slowly recovering from the economic recession that began in 2008. While economic growth has resumed, it remains modest and the timing of an economic recovery is uncertain. There are likely to be significant long-term effects resulting from the recession and credit market crisis, including a future global economic growth rate that is slower than what was experienced in recent years. Unemployment rates remain very high and businesses and consumer confidence levels have not yet fully recovered to pre-recession levels. In addition, more volatility may occur before a sustainable, yet lower, growth rate is achieved. Global economic growth drives demand for energy from all sources, including for oil and natural gas. A lower future economic growth rate will result in decreased demand for our crude oil and natural gas production as well as lower commodity prices, which will reduce our cash flows from operations and our profitability.

Volatility in oil and natural gas prices may adversely affect our business, financial condition or results of operations and our ability to meet our capital expenditure obligations and financial commitments.

The prices we receive for our oil and natural gas production heavily influence our revenue, profitability, access to capital and future rate of growth. Oil and natural gas are commodities, and therefore their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been extremely volatile. These markets will likely continue to be volatile in the future. The prices we receive for our production, and the levels of our daily production, depend on numerous factors beyond our control. These factors include, but are not limited to, the following:

•                  the current uncertainty in the global economy;

•                  changes in global supply and demand for oil and natural gas;

•                  the condition of the U.S., Canadian and global economies;

•                  the actions of certain foreign countries;

•                  the price and quantity of imports of foreign oil and natural gas;

•                  political conditions, including embargoes, war or civil unrest in or affecting other oil producing activities of certain countries;

•                  the level of global oil and natural gas exploration and production activity;

•                  the level of global oil and natural gas inventories;

•                  production or pricing decisions made by the Organization of Petroleum Exporting Countries, or OPEC;

•                  weather conditions;

•                  technological advances affecting energy consumption; and

•                  the price and availability of alternative fuels.

Lower oil and natural gas prices may not only decrease our revenues on a per-unit basis, but also may reduce the amount of oil and natural gas that we can produce economically in the future. The higher operating costs associated with many of our oil fields will make our profitability more sensitive to oil price declines. A sustained decline in oil or natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

We have a history of losses and cannot assure you that we will be profitable in the foreseeable future.

Since we entered the oil and gas business in April 2005, through December 31, 2011, we had incurred a cumulative net loss of $140.1 million. If we fail to eventually generate profits from our operations, we will not be able to sustain our business. We may never report profitable operations or generate sufficient revenue to maintain our Company as a going concern.

We rely on liquidity from our credit facilities and equity and debt financings to fund our operations and capital budget, which liquidity may not be available on acceptable terms or at all in the future.

We depend upon borrowings under our credit facilities and the availability of equity and debt financing to fund our operations and planned capital expenditures. Borrowings under our credit facilities and the availability of equity and debt financing are affected by commodity prices and prevailing economic conditions in our industry and financial, business and other factors, some of which are beyond our control. We cannot predict whether additional liquidity from equity or debt financings beyond our credit facilities will be available or on acceptable terms, or at all, in the foreseeable future.

We do not have a significant operating history and, as a result, there is a limited amount of information about us on which to make an investment decision.

We have acquired a number of properties since June 2009 and, consequently, a large amount of our focus has been on assimilating the properties, operations and personnel we have acquired into our organization. Accordingly, there is little operating history upon which to judge our business strategy, our management team or our current operations.

The recent financial crisis may have lasting effects on our liquidity, business and financial condition that we cannot predict.

Liquidity is essential to our business. Our liquidity could be substantially negatively affected by an inability to obtain capital in the long-term or short-term debt or equity capital markets or an inability to access bank financing. A prolonged credit crisis and related turmoil in the global financial system would likely materially affect our liquidity, business and financial condition. The economic situation could also adversely affect the collectability of our trade receivables or performance by our suppliers and cause our commodity hedging arrangements to be ineffective if our counterparties are unable to perform their obligations or seek bankruptcy protection.

Failure to successfully integrate our recently acquired businesses could negatively impact our future business and financial results.

The NGAS and NuLoch acquisitions are our largest acquisitions to date and as such may consume a significant amount of our management resources. Further, the acquisition of NuLoch represents an expansion of our operations into a new geographic core area, with operating conditions and a regulatory environment that may not be as familiar to us as our existing core operating areas.

The success of our recent acquisitions will depend, in part, on our ability to realize the anticipated benefits from integrating the acquired businesses with our existing businesses. The integration process may be complex, costly and time-consuming. To realize these anticipated benefits, we must successfully combine the businesses of the acquired entities in an efficient and effective manner. If we are not able to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits and cost savings of the acquisitions may not be realized fully, or at all, or may take longer to realize than expected.

Upon the completion of the NuLoch acquisition, we expanded our operations into Canada, which subjects us to additional regulations and risks from foreign operations, including currency fluctuations, which could impact our financial position and results of operations.

Prior to the completion of the NuLoch acquisition, we operated solely in the U.S., primarily in the Appalachian Basin, the Williston Basin and south Texas. Upon the consummation of the NuLoch acquisition, we expanded our operations into portions of Canada, which exposes us to a new regulatory environment and risks from foreign operations. Some of these additional risks include, but are not limited to:

•                  increases in governmental royalties;

•                  application of new tax laws (including host-country export, excise and income taxes and U.S. taxes on foreign operations);

•                  currency restrictions and exchange rate fluctuations;

•                  legal and governmental regulatory requirements;

•                  difficulties and costs of staffing and managing international operations; and

•                  possible language and cultural differences.

Our Canadian operations also may be adversely affected by the laws and policies of the U.S. affecting foreign trade, taxation and investment. In addition, if a dispute arises with respect to our foreign operations, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of the courts of the U.S.

Our operations require significant amounts of capital and additional financing may be necessary in order for us to continue our exploration and midstream activities, including meeting certain drilling obligations under our existing lease obligations and expanding our pipeline facilities.

Our cash flow from our reserves, if any, may not be sufficient to fund our ongoing activities at all times. From time to time, we may require additional financing in order to carry out our oil and gas acquisitions and exploration and development activities and our midstream activities. Failure to obtain such financing on a timely basis could cause us to forfeit our interest in certain properties as a result of not fulfilling our existing drilling commitments. Certain of our undeveloped leasehold acreage is subject to leases that will expire unless production is established or we meet certain capital expenditure and drilling requirements. If our revenues from our reserves decrease as a result of lower oil and natural gas prices or otherwise, it will affect our ability to expend the necessary capital to replace our reserves or to maintain our current production. In addition, capital constraints could limit our ability to build and expand our gas gathering pipeline system. If our cash flow from operations is not sufficient to satisfy our capital expenditure requirements, there can be no assurance that additional debt or equity financing will be available to meet these requirements or available to us on favorable terms.

If our access to oil and gas markets is restricted, it could negatively impact our production, our income and ultimately our ability to retain our leases. Our ability to sell natural gas and/or receive market prices for our natural gas may be adversely affected by pipeline and gathering system capacity constraints.

Market conditions or the restriction in the availability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production depends in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business. Our productive properties may be located in areas with limited or no access to pipelines, thereby necessitating delivery by other means, such as trucking, or requiring compression facilities. Such restrictions on our ability to sell our oil or natural gas may have several adverse effects, including higher transportation costs, fewer potential purchasers (thereby potentially resulting in a lower selling price) or, in the event we were unable to market and sustain production from a particular lease for an extended time, possibly causing us to lose a lease due to lack of production.

If drilling in the Marcellus Shale, Utica Shale, Eagle Ford Shale and Bakken Shale/Three Forks/Sanish areas proves to be successful, the amount of oil and natural gas being produced by us and others could exceed the capacity of the various gathering and intrastate or interstate transportation pipelines currently available in these areas. If this occurs, it will be necessary for new pipelines and gathering systems to be built. Because of the current economic climate, certain pipeline projects that are planned for the Marcellus Shale, Utica Shale, Eagle Ford Shale and Bakken Shale/Three Forks/Sanish areas may not occur for lack of financing. In addition, capital constraints could limit our ability to build intrastate gathering systems, such as our Eureka Hunter Pipeline System, necessary to gather our gas to deliver to interstate pipelines. In such event, we might have to shut in our wells awaiting a pipeline connection or capacity and/or sell natural gas production at significantly lower prices than those quoted on NYMEX or than we currently project for these specific regions, which would adversely affect our results of operations.

A portion of our natural gas and oil production in any region may be interrupted, or shut in, from time to time for numerous reasons, including as a result of weather conditions, accidents, loss of pipeline or gathering system access, field labor issues or strikes, or we might voluntarily curtail production in response to market conditions. If a substantial amount of our production is interrupted at the same time, it could temporarily adversely affect our cash flow.

We depend on a relatively small number of purchasers for a substantial portion of our revenue. The inability of one or more of our purchasers to meet their obligations may adversely affect our financial results.

We derive a significant amount of our revenue from a relatively small number of purchasers of our production. Our inability to continue to provide services to key customers, if not offset by additional sales to our other customers, could adversely affect our financial condition and results of operations. These companies may not provide the same level of our revenue in the future for a variety of reasons, including their lack of funding, a strategic shift on their part in moving to different geographic areas in which we do not operate or our failure to meet their performance criteria. The loss of all or a significant part of this revenue would adversely affect our financial condition and results of operations.

Shortages of equipment, services and qualified personnel could reduce our cash flow and adversely affect results of operations.

The demand for qualified and experienced field personnel to drill wells and conduct field operations, geologists, geophysicists, engineers and other professionals in the oil and natural gas industry can fluctuate significantly, often in correlation with oil and natural gas prices and activity levels in certain regions where we are active, causing periodic shortages. During periods of high oil and gas prices, we have experienced shortages of equipment, including drilling rigs and completion equipment, as demand for rigs and equipment has increased along with higher commodity prices and increased activity levels. In addition, there is currently a shortage of hydraulic fracturing capacity in many of the areas in which we operate. Higher oil and natural gas prices generally stimulate increased demand and result in increased prices for drilling rigs, crews and associated supplies, oilfield equipment and services and personnel in our exploration, production and midstream operations. These types of shortages or price increases could significantly decrease our profit margin, cash flow and operating results and/or restrict or delay our ability to drill wells, construct pipeline and conduct other operations that we currently have planned and budgeted, causing us to miss our forecasts and projections.

We cannot control activities on properties that we do not operate and are unable to control their proper operation and profitability.

We do not operate all of the properties in which we own an ownership interest. As a result, we have limited ability to exercise influence over, and control the risks associated with, the operations of these non-operated properties. The failure of an operator of our wells to adequately perform operations, an operator’s breach of the applicable agreements or an operator’s failure to act in ways that are in our best interests could reduce our production, revenues and reserves. The success and timing of our drilling and development activities on properties operated by others therefore depend upon a number of factors outside of our control, including:

•                  the nature and timing of the operator’s drilling and other activities;

•                  the timing and amount of required capital expenditures;

•                  the operator’s geological and engineering expertise and financial resources;

•                  the approval of other participants in drilling wells; and

•                  the operator’s selection of suitable technology.

NGAS conducted a portion of its operations through drilling partnerships, and we recently sponsored one drilling partnership, and plan to sponsor additional drilling and/or income partnerships, which subject us to additional risks that could have a material adverse effect on our financial position and results of operations.

NGAS conducted a portion of its operations through drilling partnerships with third parties. Our Magnum Hunter Production subsidiary recently completed a sponsored drilling partnership and plans to sponsor an additional drilling and/or income partnership or partnerships in 2012. Under this partnership structure, proceeds from the private placement of interests in each investment partnership, together with the sponsor’s capital contribution, are contributed to a separate joint venture or “program” that the sponsor forms with that partnership to conduct drilling or property operations. These third parties may have obligations that are important to the success of the joint venture, such as the obligation to pay substantial carried costs pertaining to the joint venture and to pay their share of capital and other costs of the joint venture. The performance of these third party obligations, including the ability of the third parties to satisfy their obligations under these arrangements, is outside our control. If these parties do not satisfy their obligations under these arrangements, our business may be adversely affected. The failure to continue our drilling and/or income partnerships or other joint venture projects or to resolve disagreements with our drilling and/or income partnership partners could adversely affect our ability to transact the business that is the subject of such partnerships, which would in turn negatively affect our financial condition and results of operations.

Our development, exploration and midstream operations require substantial capital, and we may be unable to obtain needed capital or financing on satisfactory terms, which could lead to a loss of properties and a decline in our oil and natural gas reserves.

The oil and natural gas industry is very capital intensive. We make and expect to continue to make substantial capital expenditures in our business and operations for the exploration for, and development, production, gathering, transportation, processing and acquisition of, oil and natural gas reserves. To date, we have financed capital expenditures primarily with proceeds from bank borrowings, cash generated by operations and proceeds from preferred and common stock equity offerings. We intend to finance our future capital expenditures with a combination of the sale of common and preferred equity, asset sales, cash flow from operations and current and new financing arrangements with our banks. Our cash flow from operations and access to capital is subject to a number of variables, including:

•                  our proved reserves;

•                  the amount of oil and natural gas we are able to produce from existing wells;

•                  the prices at which oil and natural gas are sold;

•                  our ability to acquire, locate and produce new reserves; and

•                  our ability to obtain commitments from third party producers for the gathering of their natural gas production through our Eureka Hunter Pipeline System.

If our revenues decrease as a result of lower oil and natural gas prices, operating difficulties, declines in reserves or for any other reason, we may have limited ability to obtain the capital necessary to sustain our operations at current levels. We may need to seek additional financing in the future. In addition, we may not be able to obtain debt or equity financing on terms favorable to us, or at all, depending on market conditions. The failure to obtain additional financing could result in a curtailment of our operations relating to exploration and development of our prospects, which in turn could lead to a possible loss of properties and a decline in our oil and natural gas reserves, or could prevent us from expanding, maintaining and operating our pipeline facilities. Also, our credit facilities contain covenants that restrict our ability to, among other things, incur indebtedness, grant liens, make certain restricted payments, change the nature of our business, acquire or make expenditures for oil and gas properties outside of the U.S. and Canada, dispose of our assets or enter into mergers, consolidations or similar transactions, make investments, loans or advances, pay dividends on our outstanding stock, enter into transactions with affiliates, create new subsidiaries and enter into certain derivative transactions.

We may incur substantial losses and be subject to substantial liability claims as a result of our oil and natural gas operations, and we may not have enough insurance to cover all of the risks that we may ultimately face.

We maintain significant insurance coverage against some, but not all, potential losses to protect against the risks we foresee. We do not carry business interruption insurance. We may elect not to carry certain types or amounts of insurance if our management believes that the cost of available insurance is excessive relative to the risks presented. In addition, it is not possible to insure fully against pollution and environmental risks.

We are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition, results of operations and cash flows. Our oil and natural gas exploration and production activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

•                  environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

•                  abnormally pressured formations;

•                  mechanical difficulties, such as stuck oil field drilling and service tools and casing collapses;

•                  fires and explosions;

•                  personal injuries and death; and

•                  natural disasters.

Our midstream activities are subject to all of the operating risks associated with constructing, operating and maintaining pipelines and related equipment, including the possibility of pipeline leaks, breaks and ruptures, pipeline damage due to natural hazards, such as ground movement and weather, and personal injuries and death.

Any of these risks could adversely affect our ability to conduct operations or result in substantial losses to us. If a significant accident or other event occurs and is not fully covered by insurance, then that accident or other event could adversely affect our business, financial condition, results of operations and cash flows.

We are dependent upon partnering and consultant arrangements.

We had a total of 313 full-time employees as of April 5, 2012. Despite this number of employees, we expect that we will continue to require the services of independent consultants and contractors to perform various professional services, including reservoir engineering, land, legal, environmental and tax services. We will also pursue alliances with partners in the areas of geological and geophysical services and prospect generation, evaluation and leasing. Our dependence on third party consultants and service providers creates a number of risks, including but not limited to:

•                  the possibility that such third parties may not be available to us as and when needed; and

•                  the risk that we may not be able to properly control the timing and quality of work conducted with respect to our projects.

If we experience significant delays in obtaining the services of such third parties or poor performance by such parties, our results of operations could be materially adversely affected.

Our business may suffer if we lose key personnel.

Our operations depend on the continuing efforts of our executive officers and senior management. Our business or prospects could be adversely affected if any of these persons does not continue in their management role with us and we are unable to attract and retain qualified replacements. Additionally, we do not presently carry key person insurance for any of our executive officers or senior management.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect our business, financial condition and results of operations.

Our future success will depend on the success of our exploitation, exploration, development and production activities. Our oil and natural gas exploration and production activities are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil or natural gas production. Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Our costs of drilling, completing and operating wells are often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures could be materially and adversely affected by any factor that may curtail, delay or cancel drilling, including the following:

•                  delays imposed by or resulting from compliance with regulatory requirements;

•                  unusual or unexpected geological formations;

•                  pressure or irregularities in geological formations;

•                  shortages of or delays in obtaining equipment and qualified personnel;

•                  equipment malfunctions, failures or accidents;

•                  unexpected operational events and drilling conditions;

•                  pipe or cement failures;

•                  casing collapses;

•                  lost or damaged oilfield drilling and service tools;

•                  loss of drilling fluid circulation;

•                  uncontrollable flows of oil, natural gas and fluids;

•                  fires and natural disasters;

•                  environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases;

•                  adverse weather conditions;

•                  reductions in oil and natural gas prices;

•                  oil and natural gas property title problems; and

•                  market limitations for oil and natural gas.

If any of these factors were to occur with respect to a particular field, we could lose all or a part of our investment in the field, or we could fail to realize the expected benefits from the field, either of which could materially and adversely affect our revenue and profitability.

We may incur losses as a result of title deficiencies.

We purchase and acquire from third parties or directly from the mineral fee owners certain oil and gas leasehold interests and other real property interests upon which we will perform our drilling and exploration activities. The existence of a title deficiency can significantly devalue an acquired interest or render a lease worthless and can adversely affect our results of operations and financial condition. As is customary in the oil and gas industry, we generally rely upon the judgment of oil and gas lease brokers or our internal independent landmen who perform the field work in examining records in the appropriate governmental offices and abstract facilities before attempting to acquire or place under lease a specific mineral interest and before drilling a well on a leased tract. The failure of title may not be discovered until after a well is drilled, in which case we may lose the lease and the right to produce all or a portion of the minerals under the property.

Competition in the oil and natural gas industry is intense, which may adversely affect our ability to compete.

We operate in a highly competitive environment for acquiring properties, exploiting mineral leases, marketing oil and natural gas and securing trained personnel. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, which can be particularly important in the areas in which we operate. Those companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in an efficient manner even in a highly competitive environment. We may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital.

We have limited experience in drilling wells to the Marcellus Shale, Utica Shale, Eagle Ford Shale and Bakken Shale/Three Forks/Sanish formations and limited information regarding reserves and decline rates in these areas. Wells drilled to these areas are more expensive and more susceptible to mechanical problems in drilling and completion techniques than wells in conventional areas.

We have limited experience in the drilling and completion of Marcellus Shale, Utica Shale, Eagle Ford Shale and Bakken Shale/Three Forks/Sanish formations wells, including limited horizontal drilling and completion experience. Other operators in these plays may have significantly more experience in the drilling and completion of these wells, including the drilling and completion of horizontal wells. In addition, we have limited information with respect to the ultimate recoverable reserves and production decline rates in these areas due to their limited histories. The wells drilled in Marcellus Shale, Utica Shale, Eagle Ford Shale and Bakken Shale/Three Forks/Sanish formations are primarily horizontal and require more artificial stimulation, which makes them more expensive to drill and complete. The wells also are more susceptible to mechanical problems associated with the drilling and completion of the wells, such as casing collapse and lost equipment in the wellbore due to the length of the lateral portions of these unconventional wells. The fracturing of these formations will be more extensive and complicated than fracturing geological formations in conventional areas of operation.

Prospects that we decide to drill may not yield oil or natural gas in commercially viable quantities.

Our prospects are in various stages of evaluation. There is no way to predict with certainty in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable, particularly in light of the current economic environment. The use of seismic data and other technologies, and the study of producing fields in the same area, will not enable us to know conclusively before drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercially viable quantities. Moreover, the analogies we draw from available data from other wells, more fully explored prospects or producing fields may not be applicable to our drilling prospects.

New technologies may cause our current exploration and drilling methods to become obsolete.

The oil and gas industry is subject to rapid and significant advancements in technology, including the introduction of new products and services using new technologies. As competitors use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement new technologies at a substantial cost. In addition, competitors may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. One or more of the technologies that we currently use or that we may implement in the future may become obsolete. We cannot be certain that we will be able to implement technologies on a timely basis or at a cost that is acceptable to us. If we are unable to maintain technological advancements consistent with industry standards, our operations and financial condition may be adversely affected.

Our indebtedness could adversely affect our financial condition and our ability to operate our business.

As of April 5, 2012, our outstanding indebtedness was approximately $370 million (which included borrowings under the MHR Senior Revolving Credit Facility, the MHR Term Loan Facility and the Eureka Hunter Pipeline Term Loan). We will incur additional debt from time to time, and such borrowings may be substantial. Our debt could have material adverse consequences to us, including the following:

•                  it may be difficult for us to satisfy our obligations, including debt service requirements under our credit agreements;

•                  our ability to obtain additional financing for working capital, capital expenditures, debt service requirements and other general corporate purposes may be impaired;

•                  a significant portion of our cash flow is committed to payments on our debt, which will reduce the funds available to us for other purposes, such as future capital expenditures;

•                  we are more vulnerable to price fluctuations and to economic downturns and adverse industry conditions and our flexibility to plan for, or react to, changes in our business or industry is more limited; and

•                  our ability to capitalize on business opportunities, and to react to competitive pressures, as compared to others in our industry, may be limited.

Unless we replace our oil and natural gas reserves, our reserves and production will decline, which would adversely affect our business, financial condition and results of operations.

Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending on reservoir characteristics and other factors. Our future oil and natural gas reserves and production, and therefore our cash flow and income, are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves. We may not be able to develop, find or acquire additional reserves to replace our current and future production at acceptable costs, which would adversely affect our business, financial condition and results of operations.

Product price derivative contracts may expose us to potential financial loss.

To reduce our exposure to fluctuations in the prices of oil and natural gas, we currently and will likely in the future enter into derivative contracts in order to economically hedge a portion of our oil and natural gas production. Derivative contracts expose us to risk of financial loss in some circumstances, including when:

•                  production is less than expected;

•                  the counterparty to the derivative contract defaults on its contract obligations; or

•                  there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.

In addition, these derivative contracts may limit the benefit we would receive from increases in the prices for oil and natural gas. Under the terms of our MHR Senior Revolving Credit Facility and our MHR Term Loan Facility, the percentage of our total production volumes with respect to which we will be allowed to enter into derivative contracts is limited, and we therefore retain the risk of a price decrease for our remaining production volumes. Information as to these activities is set forth in the notes to our financial statements contained in our annual and quarterly reports that we file with the SEC on Forms 10-K and 10-Q.

If oil and natural gas prices decline, we may be required to take write-downs of the carrying values of our oil and natural gas properties, potentially triggering earlier-than-anticipated repayments of any outstanding debt obligations and negatively impacting the trading value of our securities.

There is a risk that we will be required to further write down the carrying value of our oil and gas properties, which would reduce our earnings and stockholders’ equity. We account for our crude oil and natural gas exploration and development activities using the successful efforts method of accounting. Under this method, costs of productive exploratory wells, developmental dry holes and productive wells and undeveloped leases are capitalized. Oil and gas lease acquisition costs are also capitalized. Exploration costs, including personnel costs, certain geological and geophysical expenses and delay rentals for oil and gas leases, are charged to expense as incurred. Exploratory drilling costs are initially capitalized, but charged to expense if and when the well is determined not to have found reserves in commercial quantities. The capitalized costs of our oil and gas properties may not exceed the estimated future net cash flows from our properties. If capitalized costs exceed future cash flows, we write down the costs of the properties to our estimate of fair market value. Any such charge will not affect our cash flow from operating activities, but will reduce our earnings and stockholders’ equity. When evaluating our properties, we are required to test for potential write-downs at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets, which is typically on a field by field basis.

Write-downs could occur if oil and gas prices decline or if we have substantial downward adjustments to our estimated proved reserves, increases in our estimates of development costs or deterioration in our drilling results. Because our properties currently serve, and will likely continue to serve, as collateral for advances under our existing and future credit facilities, a write-down in the carrying values of our properties could require us to repay debt earlier than we would otherwise be required. It is likely that the cumulative effect of a write-down could also negatively impact the value of our securities, including our common stock.

The application of the successful efforts method of accounting requires managerial judgment to determine the proper classification of wells designated as developmental or exploratory, which will ultimately determine the proper accounting treatment of the costs incurred. The results from a drilling operation can take considerable time to analyze and the determination that commercial reserves have been discovered requires both judgment and industry experience. Wells may be completed that are assumed to be productive but may actually deliver oil and gas in quantities insufficient to be economic, which may result in the abandonment of the wells at a later date. Future wells are drilled that target geological structures that are both developmental and exploratory in nature. A subsequent allocation of costs is then required to properly account for the results. The evaluation of oil and gas leasehold acquisition costs requires judgment to estimate the fair value of these costs with reference to drilling activity in a given area.

The Company incurred an impairment charge related to certain proved oil and gas properties acquired as part of our acquisition of NGAS in 2011 totaling $21.8 million due to a significant decline in natural gas prices at December 31, 2011. Impairment of proved oil and gas properties was calculated on a field by field basis under the successful efforts accounting method. An impairment was recorded based upon the estimated fair value of a field when the undiscounted reserve value of the field was less than the net capitalized cost of the field at December 31, 2011. Fair value was determined by calculating the present value of future net cash flows using NYMEX prices in effect during February 2012. During 2011, we also incurred impairment charges associated with our undeveloped acreage of $306,000 and $802,000 in our Eagle Ford Shale and Appalachian Basin regions, respectively, due to expiring acreage that we chose not to develop.

We review our oil and gas properties for impairment annually or whenever events and circumstances indicate a decline in the recoverability of their carrying value. Once incurred, a write-down of oil and gas properties is not reversible at a later date even if oil or gas prices subsequently increase. Given the complexities associated with oil and gas reserve estimates and the history of price volatility in the oil and gas markets, events may arise that would require us to record further impairments of the book values associated with oil and gas properties.

Restrictive covenants in our credit facilities may restrict our ability to pursue our business strategies. We were not in compliance with one of these covenants at December 31, 2011.

Our MHR Senior Revolving Credit Facility and our MHR Term Loan Facility contain certain covenants that, among other things, restrict our ability to, with certain exceptions:

•                  incur indebtedness;

•                  grant liens;

•                  make certain restricted payments, including payment of dividends on our outstanding stock;

•                  change the nature of our business;

•                  acquire or make expenditures for oil and gas properties outside of the U.S. and Canada;

•                  dispose of our assets or enter into mergers, consolidations or similar transactions;

•                  make investments, loans or advances;

•                  enter into transactions with affiliates;

•                  create new subsidiaries; and

•                  enter into certain derivative transactions.

Our MHR Senior Revolving Credit Facility also requires us to satisfy certain financial covenants, including maintaining:

•                  a ratio of earnings before interest, taxes, depreciation, amortization and exploration expenses, or EBITDAX, to interest of not less than 2.5 to 1.0;

•                  a debt to EBITDAX ratio of not more than 4.25 to 1.0 for the fiscal quarter ended December 31, 2011, and of not more than 4.00 to 1.0 commencing with the fiscal quarter ending March 31, 2012; and

•                  a ratio of consolidated current assets to consolidated current liabilities of not less than 1.0 to 1.0 or of not less than 1.05 to 1.0 commencing with the fiscal quarter ending June 30, 2012 if the amounts owed under the MHR Term Loan Facility have not been repaid in full as of such date.

Our MHR Term Loan Facility also requires us to satisfy certain financial covenants, including maintaining:

•                  an EBITDAX to interest ratio of not less than 2.125 to 1.0;

•                  a debt to EBITDAX ratio of not more than 5.00 to 1.0 for the fiscal quarter ended December 31, 2011, and of not more than 4.75 to 1.0 commencing with the fiscal quarter ending March 31, 2012;

•                  a ratio of our total proved reserves to our indebtedness under our MHR Senior Revolving Credit Facility and our MHR Term Loan Facility of not less than 1.5 to 1.0; and

•                  a ratio of consolidated current assets to consolidated current liabilities of not less than 0.85 to 1.0 for the fiscal quarters ending December 31, 2011, and March 31, 2012 and of not less than 1.0 to 1.0 commencing with the fiscal quarter ending June 30, 2012.

The Eureka Hunter Pipeline Revolver and the Eureka Hunter Pipeline Term Loan also require Eureka Hunter Pipeline, our wholly-owned subsidiary, to comply with certain financial covenants.

At December 31, 2011, we were not in compliance with the covenants under our credit facilities requiring a ratio of consolidated current assets to consolidated current liabilities of not less than 1.0 to 1.0. The bank group provided us with a waiver of that December 31, 2011 covenant violation, but we are required to meet the quarterly measurements for the covenant throughout 2012, which management believes is probable.

Our ability to comply with these covenants may be affected by events beyond our control, and any material deviations from our forecasts could require us to seek waivers or amendments of covenants or alternative sources of financing or reduce our expenditures. We cannot assure you that such waivers, amendments or alternative financings could be obtained or, if obtained, would be on terms acceptable to us.

Our obligations under our credit facilities are secured by substantially all of our assets, and any failure to meet our debt obligations would adversely affect our business and financial condition.

Certain of our subsidiaries, including PRC Williston, LLC, Triad Hunter, LLC, Eagle Ford Hunter, Inc., Magnum Hunter Production, Inc., NGAS Hunter, LLC, Williston Hunter Canada, Inc. and Williston Hunter, Inc., have each guaranteed the performance of our obligations under our MHR Senior Revolving Credit Facility and our MHR Term Loan Facility, and our obligations under these credit facilities have been collateralized through the grant of first and second priority liens on substantially all of the assets held by Magnum Hunter Resources Corporation and these restricted subsidiaries (other than the equity interest in Eureka Hunter Pipeline). An event of default under either of these credit facilities will (after giving effect to any grace period) constitute an event of default under the other.

Eureka Hunter Pipeline’s obligations under the Eureka Hunter Pipeline Revolver and the Eureka Hunter Pipeline Term Loan have been guaranteed by Eureka Hunter Pipeline’s subsidiary, and have been collateralized through the grant of first and second priority liens on substantially all of the assets held by Eureka Hunter Pipeline and its subsidiary and by the pledge of the equity of Eureka Hunter Pipeline. An event of default under either of these credit facilities will constitute an event of default under the other. The Eureka Hunter Pipeline Revolver and the Eureka Hunter Pipeline Term Loan are non-recourse to Eureka Hunter Holdings (other than the pledge of equity in Eureka Hunter Pipeline), Magnum Hunter Resources Corporation and to Magnum Hunter’s other restricted subsidiaries under the MHR Senior Revolving Credit Facility and MHR Term Loan Facility.

Our ability to meet our debt obligations under these credit facilities will depend on the future performance of our properties, which will be affected by financial, business, economic, regulatory and other factors, many of which we are unable to control. Our failure to service any such debt could result in a default under the related credit facility and the credit facility under which such default is a cross-default, which could result in the loss of our ownership interests in the secured properties and otherwise materially adversely affect our business, financial condition and results of operations.

We are subject to complex federal, state, local and foreign laws and regulations, including environmental laws, which could adversely affect our business.

Exploration for and development, exploitation, production, processing, gathering, transportation and sale of oil and natural gas in the U.S. and Canada are subject to extensive federal, state, local and foreign laws and regulations, including complex tax laws and environmental laws and regulations. Existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws, regulations or incremental taxes and fees, could harm our business, results of operations and financial condition. We may be required to make large expenditures to comply with environmental and other governmental regulations. Energy Hunter Securities, Inc., one of our wholly-owned subsidiaries, is also subject to the rules and regulations promulgated by the Financial Industry Regulatory Authority in connection with its broker-dealer activities relating to our drilling and/or income partnership programs.

It is possible that new taxes on our industry could be implemented and/or tax benefits could be eliminated or reduced, reducing our profitability and available cash flow. In addition to the short-term negative impact on our financial results, such additional burdens, if enacted, would reduce our funds available for reinvestment and thus ultimately reduce our growth and future oil and natural gas production.

Matters subject to regulation include oil and gas production and saltwater disposal operations and our processing, handling and disposal of hazardous materials, such as hydrocarbons and naturally occurring radioactive materials, discharge permits for drilling operations, spacing of wells, environmental protection and taxation. We could incur significant costs as a result of violations of or liabilities under environmental or other laws, including third party claims for personal injuries and property damage, reclamation costs, remediation and clean-up costs resulting from oil spills and pipeline leaks and ruptures and discharges of hazardous materials, fines and sanctions, and other environmental damages.

Certain federal income tax deductions currently available with respect to oil and natural gas exploration and development may be eliminated as a result of future legislation.

Congress has recently considered, is considering, and may continue to consider, legislation that, if adopted in its proposed or similar form, would deprive some companies involved in oil and natural gas exploration and production activities of certain U.S. federal income tax incentives and deductions currently available to such companies. These changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and natural gas properties, (ii) the elimination of current deductions for intangible drilling and development costs, (iii) the elimination of the deduction for certain domestic production activities, and (iv) an extension of the amortization period for certain geological and geophysical expenditures.

It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could become effective and whether such changes may apply retroactively. Although we are unable to predict whether any of these or other proposals will ultimately be enacted, the passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that are currently available to us, and any such change could negatively affect our financial condition and results of operations.

Federal and state legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

Hydraulic fracturing is an important and common practice that is used to stimulate production of natural gas and/or oil from dense subsurface rock formations. The hydraulic fracturing process involves the injection of water, sand, and chemicals under pressure into the formation to fracture the surrounding rock and stimulate production. We commonly use hydraulic fracturing as part of our operations. Hydraulic fracturing typically is regulated by state oil and natural gas commissions, but the EPA has asserted federal regulatory authority pursuant to the Safe Drinking Water Act over certain hydraulic fracturing activities involving the use of diesel. In addition, legislation has been introduced before Congress to provide for federal regulation of hydraulic fracturing under the Safe Drinking Water Act and to require disclosure of the chemicals used in the hydraulic fracturing process. Several states, including Texas, are also considering implementing, or in some instances, have implemented, new regulations pertaining to hydraulic fracturing, including the disclosure of chemicals used in connection therewith. In May 2011, a bill was passed by the Texas legislature that will require hydraulic fracturing operators to disclose the chemicals used in the fracturing process on a well-by-well basis. Further, various municipalities in several states, including Pennsylvania, West Virginia and Ohio, have passed ordinances which seek to prohibit hydraulic fracturing. We believe that we follow applicable standard industry practices and legal requirements for groundwater protection in our hydraulic fracturing activities. Nonetheless, if new or more stringent federal, state, or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where we operate, we could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of exploration, development, or production activities, and perhaps even be precluded from drilling wells.

In addition, certain governmental reviews are either underway or being proposed that focus on environmental aspects of hydraulic fracturing practices. The White House Council on Environmental Quality is coordinating an administration-wide review of hydraulic fracturing practices, and a committee of the U.S. House of Representatives has conducted an investigation of hydraulic fracturing practices. The EPA has commenced a study of the potential environmental effects of hydraulic fracturing on drinking water and groundwater, with initial results expected to be available by late 2012 and final results by 2014. Moreover, the EPA is developing effluent limitations for the treatment and discharge of wastewater resulting from hydraulic fracturing activities and plans to propose these standards by 2014. Other governmental agencies, including the U.S. Department of Energy and the U.S. Department of the Interior, are evaluating various other aspects of hydraulic fracturing. These ongoing or proposed studies, depending on their degree of pursuit and any meaningful results obtained, could spur initiatives to further regulate hydraulic fracturing under the federal Safe Drinking Water Act or other regulatory mechanisms.

To our knowledge, there have been no citations, suits, or contamination of potable drinking water arising from our fracturing operations. We do not have insurance policies in effect that are intended to provide coverage for losses solely related to hydraulic fracturing operations; however, we believe our general liability and excess liability insurance policies would cover third party claims related to hydraulic fracturing operations and associated legal expenses in accordance with, and subject to, the terms of such policies.

Climate change legislation or regulations restricting emissions of “greenhouse gases” could result in increased operating costs and reduced demand for the oil, natural gas and natural gas liquids that we produce.

In December 2009, the EPA published its findings that emissions of greenhouse gases, or GHGs, present a danger to public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the Earth’s atmosphere and other climatic conditions. Based on these findings, in 2010 the EPA adopted two sets of regulations that restrict emissions of GHGs under existing provisions of the federal Clean Air Act, including one that requires a reduction in emissions of GHGs from motor vehicles and another that requires certain construction and operating permit reviews for GHG emissions from certain large stationary sources. The stationary source final rule addresses the permitting of GHG emissions from stationary sources under the Clean Air Act Prevention of Significant Deterioration, or PSD, construction and Title V operating permit programs, pursuant to which these permit programs have been “tailored” to apply to certain stationary sources of GHG emissions in a multi-step process, with the largest sources first subject to permitting. In addition, EPA adopted rules requiring the monitoring and reporting of GHGs from certain sources, including, among others, onshore and offshore oil and natural gas production facilities. We are evaluating whether GHG emissions from our operations are subject to the GHG emissions reporting rule and expect to be able to comply with any applicable reporting obligations. Also,

Congress has from time to time considered legislation to reduce emissions of GHGs, and almost one-half of the states already have taken legal measures to reduce emissions of GHGs, primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. The adoption of any legislation or regulations that require reporting of GHGs or otherwise restrict emissions of GHGs from our equipment and operations could require us to incur significant added costs to reduce emissions of GHGs or could adversely affect demand for the oil, natural gas and ngls we produce. Finally, some scientists have concluded that increasing concentrations of GHGs in the Earth’s atmosphere may produce climate change that could have significant physical effect, such as increased frequency and severity of storms, droughts, and floods and other climatic events; if such effects were to occur, they could have an adverse effect on our assets and operations.

Our estimated proved reserves are based on many assumptions that may turn out to be inaccurate. Any significant inaccuracies in these reserve estimates or underlying assumptions may materially affect the quantities and present value of our reserves.

Estimates of oil and natural gas reserves are inherently imprecise. The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves. To prepare our proved reserve estimates, we must project production rates and the timing of development expenditures. We must also analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as oil, natural gas and ngl prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.

Actual future production, oil, natural gas and ngl prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of our reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil, natural gas and ngl prices and other factors, many of which are beyond our control.

We must obtain governmental permits and approvals for our drilling operations, which can be a costly and time consuming process, which may result in delays and restrictions on our operations.

Regulatory authorities exercise considerable discretion in the timing and scope of specific permit issuance. Requirements imposed by these authorities may be costly and time consuming and may result in delays in the commencement or continuation of our exploration or production operations. For example, we are often required to prepare and present to federal, state, local or foreign authorities data pertaining to the effect or impact that proposed exploration for or production of oil or natural gas, pipeline construction, gas processing facilities and associated well production equipment may have on the environment. Further, the public may comment on and otherwise engage in the permitting process, including through intervention in the courts. Accordingly, the permits we need may not be issued, or if issued, may not be issued in a timely fashion, or may involve requirements that restrict our ability to conduct our operations or to do so profitably.

Our operations expose us to substantial costs and liabilities with respect to environmental matters.

Our oil and natural gas operations are subject to stringent federal, state, local and foreign laws and regulations governing the release of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling or midstream construction activities commence, restrict the types, quantities and concentration of substances that can be released into the environment in connection with our drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution that may result from our operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of investigatory or remedial obligations or injunctive relief. Under existing environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether the release resulted from our operations, or our operations were in compliance with all applicable laws at the time they were performed. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our competitive position, financial condition and results of operations.

The adoption of derivatives legislation by Congress and related regulations could have an adverse impact on our ability to hedge risks associated with our business.

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Act, was enacted in 2010. The Act provides for new statutory and regulatory requirements for derivative transactions, including certain oil and gas hedging transactions involving swaps. In particular, the Act includes a requirement that certain hedging transactions involving swaps be cleared and exchange-traded and a requirement to post cash collateral for non-cleared swap transactions, although, at this time, it is unclear which transactions will ultimately be required to be cleared and exchange-traded or which counterparties will be required to post cash collateral with respect to non-cleared swap transactions. The Act provides for an exception from the clearing and exchange-trading requirement for hedging transactions by commercial end-users, a category of non-financial entities in which we may be included, where the entity uses swaps to mitigate contractual risk and notifies the CFTC how it generally meets financed obligations associated with non-cleared swaps. While the Commodity Futures Trading Commission, or CFTC, and other federal agencies have adopted, and continue to adopt, numerous regulations pursuant to the Act, certain key concepts and defined terms under the Act have not yet been delineated by rules and regulations to be adopted by the CFTC and other applicable regulatory agencies. As a consequence, it is difficult to predict the aggregate effect the Act and the regulations promulgated thereunder may have on our hedging activities. Whether we are required to submit our swap transactions for clearing or post cash collateral with respect to such transactions will depend on the counterparty as well as final rules and definitions adopted by the CFTC. If we are subject to such requirements, significant liquidity issues could result by reducing our ability to use cash posted as collateral for investment or other corporate purposes. A requirement to post cash collateral could also limit our ability to execute strategic hedges, which would result in increased commodity price uncertainty and volatility in our future cash flows. The Act and related regulations will also require us to comply with certain futures and swaps position limits and new recordkeeping and reporting requirements, and may also require the counterparties to our derivative instruments to spin off some of their derivatives activities to a separate entity, which may not be as creditworthy as the current counterparty. The Act and related regulations could also materially alter the terms of derivative contracts, reduce the availability of derivatives to protect against risks we encounter, reduce our ability to monetize or restructure existing derivative contracts, and increase our exposure to less creditworthy counterparties. If we reduce our use of derivatives as a result of the legislation and regulations, our results of operations may become more volatile and our cash flows may be less predictable.

Acquired properties may not be worth what we pay due to uncertainties in evaluating recoverable reserves and other expected benefits, as well as potential liabilities.

Successful property acquisitions require an assessment of a number of factors beyond our control. These factors include exploration and development potential, future oil and natural gas prices, operating costs, and potential environmental and other liabilities. These assessments are complex and inherently imprecise. Our review of the properties we acquire may not reveal all existing or potential problems. In addition, our review may not allow us to fully assess the potential deficiencies of the properties. We do not typically inspect every well, and even when we inspect a well we may not discover structural, subsurface, or environmental problems that may exist or arise. We may not be entitled to contractual indemnification for pre-closing liabilities, including environmental liabilities, and our contractual indemnification may not be effective. Often, we acquire interests in properties on an “as is” basis with limited remedies for breaches of representations and warranties by the previous owners. If an acquired property is not performing as originally estimated, we may have an impairment which could have a material adverse effect on our financial position and future results of operations.

Our recent acquisitions and any future acquisitions may not be successful, may substantially increase our indebtedness and contingent liabilities, and may create integration difficulties.

As part of our business strategy, we have acquired and intend to continue to acquire businesses or assets we believe complement our existing operations and business plan. We may not be able to successfully integrate these acquisitions into our existing operations or achieve the desired profitability from such acquisitions. These acquisitions may require substantial capital expenditures and the incurrence of additional indebtedness which may change significantly our capitalization and results of operations. Further, these acquisitions could result in:

•                  post-closing discovery of material undisclosed liabilities of the acquired business or assets, title or other defects with respect to acquired assets, discrepancies in furnished financial statements or other information or breaches of representations made by the sellers;

•                  the unexpected loss of key employees or customers from acquired businesses;

•                  difficulties resulting from our integration of the operations, systems and management of the acquired business; and

•                  an unexpected diversion of our management’s attention from other operations.

If acquisitions are unsuccessful or result in unanticipated events, such as the post-closing discovery of the matters described above, or if we are unable to successfully integrate acquisitions into our existing operations, such acquisitions could adversely affect our financial condition, results of operations and cash flow. The process of integrating our operations could cause an interruption of, or loss of momentum in, the activities of our business. Members of our management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our existing business. If management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer.

We pursue acquisitions as part of our growth strategy and there are risks in connection with acquisitions.

Our growth has been attributable in part to acquisitions of producing properties and companies. We expect to continue to evaluate and, where appropriate, pursue acquisition opportunities on terms we consider favorable. However, we cannot assure you that suitable acquisition candidates will be identified in the future, or that we will be able to finance such acquisitions on favorable terms. In addition, we compete against other companies for acquisitions, and we cannot assure you that we will successfully acquire any material property interests. Further, we cannot assure you that future acquisitions by us will be integrated successfully into our operations or will increase our profits.

The successful acquisition of producing properties requires an assessment of numerous factors beyond our control, including, without limitation:

•                  recoverable reserves;

•                  exploration and development potential;

•                  future oil and natural gas prices;

•                  operating costs; and

•                  potential environmental and other liabilities.

In connection with such an assessment, we perform a review of the subject properties that we believe to be generally consistent with industry practices. The resulting assessments are inexact and their accuracy uncertain, and such a review may not reveal all existing or potential problems, nor will it necessarily permit us to become sufficiently familiar with the properties to fully assess their merits and deficiencies within the time frame required to complete the transactions. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is made.

Additionally, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may be substantially different in operating and geologic characteristics or geographic location than our existing properties. While our current operations are primarily focused in the south Texas, West Virginia, Ohio, Kentucky, North Dakota and Saskatchewan regions, we may pursue acquisitions of properties located in other geographic areas.

Our current Eureka Hunter Pipeline gathering operations and the expected future expansion of these operations subject us to additional governmental regulations.

We are currently continuing the construction of our Eureka Hunter Pipeline System, which provides or is anticipated to provide gas gathering services primarily in support of our Company-owned properties as well as other upstream producers’ operations in West Virginia and Ohio. We have completed certain sections of the pipeline and anticipate further expansion of the pipeline in the future, which expansion will be determined by various factors, including the completion of construction, securing regulatory and governmental approvals, resolving any land management issues and connecting the pipeline to the producing sources of natural gas.

The construction, operation and maintenance of the Eureka Hunter Pipeline System involve numerous regulatory, environmental, political and legal uncertainties beyond our control and require the expenditure of significant amounts of capital. There can be no assurance that our pipeline construction projects will be completed on schedule or at the budgeted cost, or at all. The operations of our gathering system are also subject to stringent and complex federal, state and local environmental laws and regulations. These laws and regulations can restrict or impact our business activities in many ways, including restricting the manner in which we dispose of substances, requiring remedial action to remove or mitigate contamination, and requiring capital expenditures to comply with control requirements. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations. Certain environmental statutes impose strict, joint and several liability for costs required to clean up and restore sites where substances and wastes have been disposed or otherwise released. Moreover, there exists the possibility for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of substances or wastes into the environment.

There is inherent risk of the incurrence of environmental costs and liabilities in our business due to our handling of natural gas and other petroleum products, air emissions related to our operations, historical industry operations including releases of substances into the environment, and waste disposal practices. For example, an accidental release from the Eureka Hunter Pipeline System could subject us to substantial liabilities arising from environmental cleanup, restoration costs and natural resource damages, claims made by neighboring landowners and other third parties for personal injury and property damage, and fines or penalties for related violations of environmental laws or regulations. Moreover, the possibility exists that stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the cost of any remediation that may become necessary. We may not be able to recover some or any of these costs from insurance.

The use of geoscience, petrophysical and engineering analyses and other technical or operating data to evaluate drilling prospects is uncertain and does not guarantee drilling success or recovery of economically producible reserves.

Our decisions to explore, develop and acquire prospects or properties targeting the Marcellus Shale, Utica Shale, Eagle Ford Shale, Bakken Shale and other areas depend on data obtained through geoscientific, petrophysical and engineering analyses, the results of which can be uncertain. Even when properly used and interpreted, data from whole cores, regional well log analyses and 2-D and 3-D seismic only assist our technical team in identifying hydrocarbon indicators and subsurface structures and estimating hydrocarbons in place. They do not allow us to know conclusively the amount of hydrocarbons in place and if those hydrocarbons are producible economically. In addition, the use of advanced drilling and completion technologies for the development of our unconventional resources, such as horizontal drilling and multi-stage fracture stimulations, requires greater expenditures than traditional development drilling strategies. Our ability to commercially recover and produce the hydrocarbons that we believe are in place and attributable to our properties will depend on the effective use of advanced drilling and completion techniques, the scope of our drilling program (which will be directly affected by the availability of capital), drilling and production costs, availability of drilling and completion services and equipment, drilling results, lease expirations, regulatory approval and geological and mechanical factors affecting recovery rates. Our estimates of unproved reserves, estimated ultimate recoveries per well, hydrocarbons in place and resource potential may change significantly as development of our oil and gas assets provides additional data.

Risks Related to Our Equity Securities

The price of our common stock has fluctuated substantially since it first became listed on a national securities exchange in August 2006, and may fluctuate substantially in the future.

The price of our common stock has fluctuated substantially since it first became listed on a national securities exchange in August 2006. From August 30, 2006 to April 4, 2012, the trading price at the close of the market (initially the American Stock Exchange and currently the NYSE) of our common stock ranged from a low of $0.20 per share to a high of $8.57 per share. We expect our common stock to continue to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These factors include:

•                  changes in oil and natural gas prices;

•                  variations in quarterly drilling, recompletions, acquisitions and operating results;

•                  changes in financial estimates by securities analysts;

•                  changes in market valuations of comparable companies;

•                  additions or departures of key personnel;

•                  the level of our overall indebtedness;

•                  future issuances of our common stock and related dilution to existing stockholders; and

•                  the other risks and uncertainties described in this “Risk Factors” section and elsewhere in this prospectus.

We may fail to meet the expectations of our stockholders or of securities analysts at some time in the future, and our stock price could decline as a result. Volatility or depressed market prices of our common stock could make it difficult for our stockholders to resell shares of our common stock when they want or at attractive prices.

The market for our common stock may not provide investors with sufficient liquidity or a market-based valuation of our common stock.

Our common stock is traded on the NYSE under the symbol “MHR”. On April 4, 2012, the last reported sale price of our common stock on the NYSE was $6.22 per share. The present volume of trading in our common stock may not always provide investors sufficient liquidity in the event they wish to sell large blocks of common stock. There can be no assurance that an active market for our common stock will be available for trading in large volumes. In addition, the stock market in general, and early stage public companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. If we are unable to further develop an active market for our common stock, our stockholders may not be able to sell our common stock at prices they consider to be fair or at times that are convenient for them, or at all.

We will likely issue additional common stock in the future, which would dilute the holdings of our existing stockholders.

In the future we may issue additional securities up to our total authorized and unissued amounts, including shares of our common stock or securities convertible into or exchangeable for our common stock, resulting in the dilution of the ownership interests of our stockholders. We are authorized under our amended and restated certificate of incorporation to issue up to 250,000,000 shares of common stock and up to 10,000,000 shares of preferred stock with such designations, preferences and rights as may be determined by our board of directors. As of March 30,

2012, there were 131,222,068 shares of our common stock issued and outstanding, 4,000,000 shares of our Series C Preferred Stock issued and outstanding and 2,278,381 shares of our Series D Preferred Stock issued and outstanding.

We have an effective shelf registration statement from which additional shares of our common stock and other securities can be issued from the time to time. We may also issue additional shares of our common stock or securities convertible into or exchangeable for our common stock in connection with hiring personnel, future acquisitions or future private placements of our securities for capital-raising purposes or for other business purposes.

Additionally, we are engaged in the issuance and sale of our common stock and Series D Preferred Stock from time to time through sales agents pursuant to “at the market” (ATM) sales agreements between us and the sales agents. Sales of shares of our common stock and Series D Preferred Stock, if any, by the sales agents will be made in privately negotiated transactions or in any method permitted by law deemed to be an ATM offering as defined in Rule 415 promulgated under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on the NYSE or NYSE Amex or sales made through a market maker other than on an exchange.

Our amended and restated certificate of incorporation, amended and restated bylaws, and Delaware law contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors and our executive officers, who collectively beneficially owned approximately 8.3% of the outstanding shares of our common stock as of April 5, 2012.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of delaying or preventing a change of control of us and changes in our management. These provisions include the following:

•                  the ability of our board of directors to issue shares of our common stock and preferred stock without stockholder approval;

•                  the ability of our board of directors to make, alter, or repeal our bylaws without further stockholder approval;

•                  the requirement for advance notice of director nominations to our board of directors and for proposing other matters to be acted upon at stockholder meetings;

•                  requiring that special meetings of stockholders be called only by our chairman, by a majority of our board of directors, by our chief executive officer or by our president; and

•                  allowing our directors, and not our stockholders, to fill vacancies on the board of directors, including vacancies resulting from removal or enlargement of the board of directors.

In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us.

As of April 5, 2012, our board of directors and executive officers collectively beneficially owned approximately 8.3% of the outstanding shares of our common stock. Although this is not a majority of our outstanding common stock, these stockholders, acting together, will have the ability to exert substantial influence over all matters requiring stockholder approval, including the election and removal of directors, any proposed merger, consolidation, or sale of all or substantially all of our assets and other corporate transactions.

The provisions in our amended and restated certificate of incorporation and amended and restated bylaws and under Delaware law, and the concentrated ownership of our common stock by our directors and executive officers, could discourage potential takeover attempts and could reduce the price that investors might be willing to pay for shares of our common stock.

Because we have no plans to pay dividends on our common stock, stockholders must look solely to appreciation of our common stock to realize a gain on their investments.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including our business, financial condition, results of operations, capital requirements and investment opportunities. In addition, our credit facilities limit the payment of dividends without the prior written consent of the lenders. Accordingly, stockholders must look solely to appreciation of our common stock to realize a gain on their investment, which may not occur.

We are able to issue shares of preferred stock with greater rights than our common stock.

Our amended and restated certificate of incorporation authorizes our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from our stockholders. Any preferred stock that is issued may rank ahead of our common stock in terms of dividends, liquidation rights or voting rights. If we issue additional preferred stock, it may adversely affect the market price of our common stock.

Our assets are subject to liquidation preferences in favor of the holders of our Series C Preferred Stock and Series D Preferred Stock, which will impact the rights of holders of our common stock if we liquidate.

As of March 30, 2012, we had issued and sold an aggregate of 4,000,000 shares of our Series C Preferred Stock and 2,278,381 shares of our Series D Preferred Stock. Under the certificates of designations of the Series C Preferred Stock and Series D Preferred Stock, if we liquidate, holders of our Series C Preferred Stock and Series D Preferred Stock are entitled to receive the repayment of their original investment, together with any accrued but unpaid dividends, before any payment is made to holders of our common stock.

Our outstanding warrants, which are exercisable for shares of our common stock, may be exercised, which would dilute our existing common stockholders.

As of December 31, 2011, we had outstanding warrants that have an exercise price of $2.50 and a final maturity of November 2012 exercisable for an aggregate of 134,177 shares of our common stock; outstanding warrants that have an exercise price of $10.50, a final maturity of October 2013 and can be redeemed by the Company at any time prior to their maturity for $0.001 per warrant share exercisable for an aggregate of 13,253,267 shares of our common stock; outstanding warrants that have an exercise price of $15.13 and a final maturity of February 2014 exercisable for an aggregate of 97,780 shares of our common stock; and outstanding warrants that have an exercise price of $19.04 and a final maturity of November 2014 exercisable for an aggregate of 40,608 shares of our common stock. Any such exercise will be dilutive to our existing stockholders.

The market price of our common stock could be adversely affected by sales of substantial amounts of our common stock and securities convertible into, or exchangeable for, shares of our common stock in the public markets and the issuance of shares of common stock and securities convertible into, or exchangeable for, shares of our common stock in future acquisitions.

Sales of a substantial number of shares of our common stock by us or by other parties in the public market, or the perception that such sales may occur, could cause the market price of our common stock to decline. In addition, the sale of such shares in the public market could impair our ability to raise capital through the sale of common stock or securities convertible into, or exercisable for, shares of common stock.

In addition, in the future, we may issue shares of our common stock and securities convertible into, or exchangeable for, shares of our common stock in furtherance of our acquisitions and development of assets or businesses. If we use our shares for this purpose, the issuances could have a dilutive effect on the value of our common stock, depending on market conditions at the time of such an event, the price we pay, the value of the assets or business acquired and our success in exploiting the properties or integrating the businesses we acquire and other factors.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes, and the documents we incorporate by reference herein contain, forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  These forward-looking statements include, among others, statements, estimates and assumptions relating to our business and growth strategies, our oil and gas reserve estimates, our ability to successfully and economically explore for and develop oil and gas resources, our exploration and development prospects, future inventories, projects and programs, expectations relating to availability and costs of drilling rigs and field services, anticipated trends in our business or industry, our future results of operations, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry and the impact of environmental and other governmental regulation. In addition, with respect to any of our acquisitions, forward-looking statements include, but are not limited to, statements regarding the benefits of the acquisitions and their impact on our business, and any statements or assumptions underlying any of the foregoing.  In addition, with respect to our acquisitions, including the NGAS, NuLoch, Eagle Operating and TransTex acquisitions, there will be risks and uncertainties relating to our ability to successfully integrate our operations and employees and the acquired business.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “could,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” “pursue,” “plan” or “continue” or the negative thereof or variations thereon or similar terminology.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause our actual results, performance or achievements to be materially different from those anticipated in forward-looking statements include, among others, the following:

•                  adverse economic conditions in the United States and globally;

•                  difficult and adverse conditions in the domestic and global capital and credit markets;

•                  changes in domestic and global demand for oil and natural gas;

•                  volatility in the prices we receive for our oil and natural gas;

•                  the effects of government regulation, permitting and other legal requirements;

•                  future developments with respect to the quality of our properties, including, among other things, the existence of reserves in economic quantities;

•                  uncertainties about the estimates of our oil and natural gas reserves;

•                  our ability to increase our production and oil and natural gas income through exploration and development;

•                  our ability to successfully apply horizontal drilling techniques;

•                  the effects of increased federal and state regulation, including regulation of the environmental aspects, of hydraulic fracturing;

•                  the number of well locations to be drilled, the cost to drill and the time frame within which they will be drilled;

•                  drilling and operating risks;

•                  the availability of equipment, such as drilling rigs and gathering and transportation pipelines;

•                  changes in our drilling plans and related budgets;

•                  regulatory, environmental and land management issues, and demand for gas gathering services, relating to our midstream operations;

•                  the adequacy of our capital resources and liquidity including, but not limited to, access to additional borrowing capacity;

•                  the risks described under the heading “Risk Factors”; and

•                  the other risks detailed from time to time in filings we make with the SEC.

With respect to our recent and proposed acquisitions, factors, risks and uncertainties that may cause actual results, performance or achievements to vary materially from those anticipated in forward-looking statements include, but are not limited to, failure to realize the expected benefits of the transactions; negative effects of announcement or consummation of the transactions on the market price of our common stock; significant transaction costs and/or unknown liabilities; general economic and business conditions that affect the companies following the transactions; and other factors.

Most of these risk factors are difficult to anticipate and beyond our control. Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. You are cautioned not to place undue reliance on such statements which speak only as of the date on which they are made. Other unknown or unpredictable factors may cause actual results to differ materially from those projected by the forward-looking statements.  Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully review the cautionary statements contained in this prospectus and any accompanying prospectus supplement, particularly the section “Risk Factors,” and the documents we incorporate by reference in this prospectus.

USE OF PROCEEDS

The common stock to be offered and sold using this prospectus will be offered and sold by the selling stockholder named in this prospectus or in any supplement to this prospectus. We will not receive any proceeds from the sale of such common stock.

SELLING STOCKHOLDER

The table below provides information regarding the selling stockholder and the number of shares of common stock the selling stockholder is offering. The shares are being registered to permit public secondary trading of the shares, and the selling stockholder may offer all of the shares of our common stock covered by this prospectus as indicated in the table below for resale from time to time. The shares may be sold by the selling stockholder, transferees, pledgees, assignees or other successors in interest. No offer or sale may occur unless this prospectus is effective at the time a selling stockholder offers or sells such common stock, unless an exemption from registration is available.

On March 30, 2012, we acquired from the selling stockholder all of its operated working interest ownership in oil and gas leases and wells on approximately 15,500 gross acres located within four counties of the Williston Basin of North Dakota.  We owned an approximate 47% working interest in these oil and gas properties prior to the closing, and we now own an approximate 95% working interest in these oil and gas properties.  The original purchase price was approximately $57 million, consisting of $55 million in cash and $2 million of our restricted common stock.  The cash portion of the purchase price was adjusted to approximately $48.5 million because of the effective date of the transaction being April 1, 2011. The number of shares of our common stock included as consideration was determined based on the volume weighted average price of our common stock during the five trading days prior to closing ($6.74 per share). The selling stockholder also retained a variable overriding royalty interest not exceeding 2% on certain properties.

The transaction with the selling stocking is further described in the section entitled “Recent Developments— Expansion of Williston Basin Position” beginning on page 3 of this prospectus

The following table sets forth certain information regarding the selling stockholder’s beneficial ownership of our common stock as of March 30, 2012 when there were 131,222,068 shares of our common stock outstanding. The information presented below is based solely on our review of information provided by the selling stockholder.

Name of Selling Stockholder (1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned	Number of Shares of Common Stock Offered	Number of Shares of Common Stock Beneficially Owned Following Resale	Percentage of Common Stock Beneficially Owned Following Resale
Eagle Operating, Inc.	1,796,859	1.37%	[•]	[•]	[•]	%

The selling stockholder listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of the shares of our common stock since the date on which the information in the above table was provided to us. Information about the selling stockholder may change over time.

Because the selling stockholder may offer all or some of its shares of our common stock from time to time, we cannot estimate the number of shares of our common stock that will be held by the selling stockholder upon the termination of any particular offering by the selling stockholder. Please refer to the information provided under the heading “Plan of Distribution,” beginning on page 35.

All expenses incurred in connection with the registration of the common stock owned by the selling stockholder will be borne by us.

DESCRIPTION OF CAPITAL STOCK

The following description of the terms of Magnum Hunter’s capital stock is a summary only and is qualified by reference to the relevant provisions of Delaware law and Magnum Hunter’s certificate of incorporation and bylaws, as amended. Copies of Magnum Hunter’s certificate of incorporation and bylaws, as amended, are incorporated by reference and will be sent to holders of shares of Magnum Hunter stock free of charge upon written or telephonic request. See “Where You Can Find More Information” beginning on page 39 of this prospectus.

Authorized Capital Stock

Under Magnum Hunter’s certificate of incorporation, Magnum Hunter’s authorized capital stock consists of 250,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Description of Common Stock

Common Stock Outstanding. As of March 30, 2012 there were 131,222,068 shares of Magnum Hunter common stock issued and outstanding. All shares of our common stock currently outstanding are fully paid and non-assessable. Any shares of common stock offered pursuant to this prospectus and any applicable prospectus supplement will, upon issuance, be fully paid and non-assessable.

Voting Rights. Each holder of Magnum Hunter common stock is entitled to one vote for each share of Magnum Hunter common stock held of record on the applicable record date on all matters submitted to a vote of stockholders. Except for the election of directors, which is determined by a plurality vote, or as otherwise may be provided by applicable law or the rules of the NYSE, all matters to be voted on by Magnum Hunter stockholders must be approved by a majority in voting interest of the Magnum Hunter stockholders present in person or represented by proxy and entitled to vote. Holders of Magnum Hunter common stock are not entitled to cumulate their votes in the election of directors. Each of the directors will be elected annually by Magnum Hunter stockholders voting as a single class.

Dividend Rights. Holders of Magnum Hunter common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by Magnum Hunter’s board of directors out of funds legally available for that purpose, subject to any preferential dividend rights or other preferences granted to the holders of any outstanding Magnum Hunter preferred stock.

Rights upon Liquidation. In the event of any liquidation, dissolution or winding up of Magnum Hunter, whether voluntary or involuntary, the holders of Magnum Hunter common stock are entitled to share ratably, in all remaining assets available for distribution to stockholders after payment of or provision for Magnum Hunter’s liabilities, subject to prior distribution rights of Magnum Hunter preferred stock, if any, then outstanding.

Preemptive Rights. Holders of Magnum Hunter common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

Preferred Stock

The rights, preferences, privileges and restrictions of each series of preferred stock will be fixed by the certificate of designation relating to that series. As of March 30, 2012, there were (i) 4,000,000 shares of our authorized preferred stock designated as 10.25% Series C Cumulative Perpetual Preferred Stock, which we refer to as our Series C Preferred Stock, all of which were issued and outstanding, (ii) 5,750,000 shares of our authorized preferred stock designated as 8.0% Series D Cumulative Preferred Stock, which we refer to as our Series D Preferred Stock, of which 2,278,381 shares were issued and outstanding, and (iii) one share of our Special Voting Preferred Stock, which was issued and outstanding.

Anti-Takeover Provisions of Delaware Law, Our Restated Certificate of Incorporation and By-Laws

Certain provisions of Delaware law and our certificate of incorporation and our bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise and to remove our incumbent directors and officers. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any stockholder who owns 15% or more of our outstanding voting stock (as well as affiliates and associates of such stockholders) for a period of three years following the date that the stockholder became an interested stockholder, unless:

•                  the transaction is approved by the board before the date the interested stockholder acquired the stock;

•                  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by various employee benefit plans or persons who are directors and also officers; or

•                  on or after the date the stockholder acquired the stock, the business combination is approved by the board and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•                  any merger or consolidation involving the corporation and the interested stockholder;

•                  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•                  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•                  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•                  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire the Company.

Certificate of Incorporation and Bylaws

In addition, some provisions of our certificate of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might deem to be in the stockholders’ best interests. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock.

Authorized but Unissued Shares. The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, unless such approval is required by applicable law or listing rules of an applicable securities exchange or quotation system. These additional shares may be used for a variety of corporate purposes, such as for additional public offerings, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Amendment to Bylaws. Our board of directors is authorized to make, alter or repeal our bylaws without further stockholder approval.

Advance Notice of Director Nominations and Matters to be Acted upon at Meetings. Our bylaws contain advance notice requirements for nominations for directors to our board of directors and for proposing matters that can be acted upon by stockholders at stockholder meetings.

Call of Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders may be called only by our chairman, by a majority of our board of directors, by our chief executive officer, by our president or by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.

Limitation on Liability and Indemnification Matters

Our certificate of incorporation limits, to the fullest extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The effect of this provision is to eliminate our rights and those of our stockholders, through stockholders’ derivative suits on behalf of the Company, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. Exculpation does not apply if the director acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful. Our bylaws provide that we may indemnify our directors, officers, employees and agents to the fullest extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is no currently pending material litigation or proceeding involving any of our directors or officers for which indemnification is sought.

Transfer Agent

The transfer agent for our common stock and our preferred stock is American Stock Transfer & Trust Company, LLC. Its address is 16633 N. Dallas Parkway, Suite 600, Addison, Texas 75001, and its telephone number is (800) 937-5449 or (718) 921-8124.

Listing

Our common stock is listed on the NYSE under the trading symbol “MHR,” our Series C Preferred Stock is listed on the NYSE Amex under the trading symbol “MHR.PrC,” and our Series D Preferred Stock is listed on the NYSE Amex under the trading symbol “MHR.PrD”.

PLAN OF DISTRIBUTION

As of the date of this prospectus, we have not been advised by the selling stockholder as to any plan of distribution.  The selling stockholder may choose not to sell any common stock.  The common stock offered by this prospectus may be sold from time to time to purchasers:

•                  directly by the selling stockholder or its successors, which includes its donees, pledgees or transferees or its successors-in-interest, or

•                  through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling stockholder or the purchasers of the common stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling stockholder reserves the right to accept and, together with its agents, to reject, any proposed purchases of common stock to be made directly or through agents.

The selling stockholder and any underwriters, broker-dealers or agents who participate in the sale or distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act. If the selling stockholder is a registered broker-dealer, it will be deemed to be an underwriter. If the selling stockholder is deemed to be an underwriter, any profits on the sale of the common stock by the selling stockholder and any discounts, commissions or agent’s commissions or concessions received by it may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholder is deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The common stock may be sold in one or more transactions at:

•                  fixed prices;

•                  prevailing market prices at the time of sale;

•                  prices related to such prevailing market prices;

•                  varying prices determined at the time of sale; or

•                  negotiated prices.

These sales may be effected in one or more transactions:

•                  on any national securities exchange or quotation on which the common stock may be listed or quoted at the time of the sale;

•                  in the over-the-counter market;

•                  in transactions other than on such exchanges or services or in the over-the-counter market;

•                  through the writing of options (including the issuance by the selling stockholder of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•                  through the settlement of short sales; or

•                  through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with sales of the common stock, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions which in turn may:

•                  engage in short sales of the common stock in the course of hedging their positions;

•                  sell the common stock short and deliver the common stock to close out short positions;

•                  loan or pledge the common stock to broker-dealers or other financial institutions that in turn may sell the common stock;

•                  enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common stock, which the broker-dealer or other financial institution may resell under the prospectus; or

•                  enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

The selling stockholder may from time to time transfer, pledge, assign or grant a security interest in some or all the shares of common stock respectively owned by the selling stockholder and, if it defaults in the performance of its secured obligations, the transferees, pledgees, assignees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the transferee, pledgee, assignee or other successors in interest as selling stockholders under this prospectus.

To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholder.

Our common stock is listed on the New York Stock Exchange under the symbol “MHR.”

There can be no assurance that the selling stockholder will sell any or all of the common stock under this prospectus. Further, we cannot assure you that the selling stockholder will not transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The common stock covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling stockholder and any other person participating in the sale of the common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholder and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon by Fulbright & Jaworski L.L.P., Dallas, Texas, as our counsel. Any underwriter or agent will be advised about other issues relating to any offering by its own legal counsel.

EXPERTS

The financial statements of Magnum Hunter Resources Corporation as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011, incorporated into this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2011, as amended, have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in its report, which is incorporated by reference herein and has been incorporated in reliance upon its authority as experts in accounting and auditing.

Certain estimates of our proved oil and gas reserves incorporated by reference herein were based upon engineering reports.  Cawley, Gillespie & Associates, Inc., independent petroleum consultants, has estimated our U.S. oil and natural gas reserves (other than North Dakota reserves) and the present value of future net revenues therefrom as of December 31, 2011. Those estimates were determined based on prices and costs as of or for the twelve-month period ended December 31, 2011. AJM Deloitte and Touche, LLP, independent petroleum consultants, has estimated our Canadian and North Dakota oil and natural gas reserves and the present value of future net revenues therefrom as of December 31, 2011. Those estimates were determined based on prices and costs as of or for the twelve-month period ended December 31, 2011.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is an important part of this prospectus and contains significant information about us, our business and our finances.  Later information that we file with the SEC will automatically update and supersede this information.  We incorporate by reference the information and documents listed below and any future filings we will make with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

•                  our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on December 29, 2012, as amended by Form 10-K/A, filed with the SEC on March 27, 2012;

•                  our Current Reports on Form 8-K filed on January 13, 2012, January 19, 2012, January 30, 2012, February 21, 2012, February 29, 2012, March 9, 2012, March 27, 2012 and April 5, 2012;

•                  the description of our common stock included in the Form 8-A filed on August 25, 2006, and any amendment or report filed with the SEC for the purpose of updating such description;

•                  all documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the termination of the offering, except as to any portion of any future report or document that is furnished to the SEC and which is not deemed “filed” with the SEC under such provisions.

You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to any of these reports, free of charge, on the SEC’s website.

In addition, we will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus or any prospectus supplement or into such documents). Such requests may be directed to the Corporate Secretary, Magnum Hunter Resources Corporation, 777 Post Oak Boulevard, Suite 650, Houston, Texas 77056, or you may call (832) 369-6986.

In accordance with Section 412 of the Exchange Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

This prospectus is part of a registration statement we filed with the SEC. We have incorporated by reference exhibits into the registration statement. You should read the exhibits carefully for provisions that may be important to you.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in any prospectus supplement or in the documents incorporated by reference into the foregoing is accurate as of any date other than the date on the front of this prospectus or the date of any applicable prospectus supplement or other documents.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933, which we refer to as the Securities Act. Certain information in the registration statement has been omitted from this prospectus in accordance with the SEC’s rules and regulations. You should review the information and exhibits in the registration statement for further information about us and the securities that are being offered by this registration statement. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to those filings. You should review the complete document to evaluate these statements.

We are subject to the information requirements of the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information filed by us are available to the public free of charge at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.magnumhunterresources.com. The information on our website is not incorporated by reference into this prospectus and you should not consider it part of this prospectus or any prospectus supplement. You may also read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution

Set forth below are the estimated expenses (other than underwriting discounts and commissions) expected to be incurred by us in connection with the issuance and distribution of the securities registered hereby.  Magnum Hunter Resources Corporation (the “Company”) has agreed to bear the selling stockholder’s expenses.  All amounts except the registration fee are estimated in accordance with Instruction to Item 511 of Regulation S-K.

Securities and Exchange Commission registration fee	$213	(1)
Transfer agent’s fees and expenses	$10,000	(2)
Legal fees and expenses	$25,000	(2)
Printing expenses	$5,000	(2)
Accounting fees and expenses	$5,000	(2)
Miscellaneous	$5,000	(2)

TOTAL	$50,213	(2)

(1)           Represents the total amount of filing fees paid in connection with this registration statement.

(2)           Estimated solely for this item.  Actual expenses may vary.

ITEM 15. Indemnification of Directors and Officers

Delaware Corporation

As permitted by Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”), the certificate of incorporation of Magnum Hunter Resources Corporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director.

Our bylaws provide that:

•                    we may indemnify our directors, officers, employees and agents to the fullest extent permitted by Delaware law; and

•                    we may advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

Pursuant to Section 145(a) of the DGCL, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of our company or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. Pursuant to Section 145(b) of the DGCL, the power to indemnify also applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit. Pursuant to Section 145(b), we shall not indemnify any person in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The power to indemnify under Sections 145(a) and (b) of the DGCL applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (ii) if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The indemnification provisions contained in our bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we maintain insurance on behalf of our directors and officers insuring them against certain liabilities that may be asserted against them in their capacities as directors or officers or arising out of such status.

ITEM 16. Exhibits and Financial Statement Schedules

See the exhibit index, which is incorporated herein by reference.

ITEM 17. Undertakings

The undersigned registrant hereby undertakes:

1.     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

b.     to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

c.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs 1(a), 1(b) and 1(c) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.     That, for the purpose of determining liability under the Securities Act to any purchaser:

a.     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

b.     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5.     That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, in the State of Texas, on April 5, 2012.

MAGNUM HUNTER RESOURCES CORPORATION

By:	/s/ Gary C. Evans
	Name:	Gary C. Evans
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints each of Gary C. Evans and Ronald D. Ormand, severally, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorneys-in-fact and agents, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on the date indicated below. Each person listed below has signed this Registration Statement as an officer and/or director of Magnum Hunter Resources Corporation.

Signature	Title	Date

/s/ Gary C. Evans	Chairman of the Board and	April 5, 2012
Gary C. Evans	Chief Executive Officer

/s/ Ronald D. Ormand	Chief Financial Officer, Executive Vice	April 5, 2012
Ronald D. Ormand	President and Director

/s/ David S. Krueger	Senior Vice President and	April 5, 2012
David S. Krueger	Chief Accounting Officer

/s/ J. Raleigh Bailes, Sr.	Director	April 5, 2012
J. Raleigh Bailes, Sr.

/s/ Victor Carrillo	Director	April 5, 2012
Victor Carrillo

/s/ Brad Bynum	Director	April 5, 2012
Brad Bynum

/s/ Stephen C. Hurley	Director	April 5, 2012
Stephen C. Hurley

/s/ Joe L. McClaugherty	Director	April 5, 2012
Joe L. McClaugherty

/s/ Steven A. Pfeifer	Director	April 5, 2012
Steven A. Pfeifer

/s/ Jeff Swanson	Director	April 5, 2012
Jeff Swanson

EXHIBIT INDEX

Exhibit
Number	Exhibit Title

2.1

Arrangement Agreement, dated as of January 19, 2011, by and among Magnum Hunter Resources Corporation, MHR Exchangeco Corporation and NuLoch Resources Inc. (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on January 25, 2011)

2.2

Plan of Arrangement under Section 193 of the Business Corporations Act (Alberta) with respect to the Acquisition of NuLoch Resources Inc. by Magnum Hunter Resources Corporation (incorporated by reference from Magnum Hunter Resources Corporation’s Registration Statement on Form S-4 filed on April 8, 2011)

2.3

Arrangement Agreement, dated as of December 23, 2010, by and between Magnum Hunter Resources Corporation and NGAS Resources, Inc. (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on December 30, 2010)

2.4

Purchase and Sale Agreement by and among Triad Hunter, LLC and Windsor Marcellus (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on April 12, 2011)

2.5

Purchase and Sale Agreement by and among Triad Hunter, LLC, Quest Eastern Resource LLC and PostRock Energy Corporation (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on June 21, 2011)

2.6

Purchase and Sale Agreement, dated August 4, 2011, by and among Eagle Operating, Inc., Williston Hunter ND, LLC and for the limited purposes set forth therein, Magnum Hunter Resources Corporation (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on August 5, 2011)

2.6.1

Amendment to Purchase and Sale Agreement, dated as of March 5, 2012, by and among Eagle Operating, Inc., Williston Hunter ND, LLC and for the limited purposes set forth therein, Magnum Hunter Resources Corporation (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on March 9, 2012)

3.1

Restated Certificate of Incorporation of the Registrant, filed February 13, 2002 (incorporated by reference from Petro Resources Corporation’s Registration Statement on Form SB-2 filed on March 21, 2006)

3.1.1

Certificate of Amendment of Certificate of Incorporation of the Registrant, filed May 8, 2003 (incorporated by reference from Petro Resources Corporation’s Registration Statement on Form SB-2 filed on March 21, 2006)

3.1.2

Certificate of Amendment of Certificate of Incorporation of the Registrant, filed June 6, 2005 (incorporated by reference from Petro Resources Corporation’s Registration Statement on Form SB-2 filed on March 21, 2006)

3.1.3

Certificate of Amendment of Certificate of Incorporation of the Registrant, filed July 18, 2007 (incorporated by reference from Petro Resources Corporation’s Quarterly Report on Form 10-QSB filed on August 14, 2007)

3.1.4

Certificate of Ownership and Merger Merging Magnum Hunter Resources Corporation with and into Petro Resources Corporation, filed July 13, 2009 (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on July 14, 2009)

3.1.5

Certificate of Amendment of Certificate of Incorporation of the Registrant, filed November 3, 2010 (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on November 2, 2010)

3.1.6

Certificate of Amendment of Certificate of Incorporation of the Registrant, filed May 9, 2011 (incorporated by reference from Magnum Hunter Resources Corporation’s Quarterly Report on Form 10-Q filed on May 9, 2011)

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Exhibit
Number	Exhibit Title

3.2

Amended and Restated Bylaws of the Registrant, dated March 15, 2001 as amended on April 14, 2006, October 12, 2006, and May 26, 2011 (incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q filed on August 9, 2011)

4.1

Certificate of Elimination of Series A Convertible Preferred Stock dated June 22, 2010 (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on November 2, 2010)

4.2

Certificate of Elimination of Series B Redeemable Convertible Preferred Stock dated June 22, 2010 (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on November 2, 2010)

4.3

Certificate of Designation of Rights and Preferences of 10.25% Series C Cumulative Perpetual Preferred Stock (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on December 11, 2009)

4.3.1

Certificate of Amendment of Certificate of Designation of Rights and Preferences of 10.25% Series C Cumulative Perpetual Preferred Stock dated August 2, 2010 (incorporated by reference from Magnum Hunter Resources Corporation’s Quarterly Report on Form 10-Q filed on August 12, 2010)

4.3.2

Certificate of Amendment of Certificate of Designation of Rights and Preferences of 10.25% Series C Cumulative Perpetual Preferred Stock dated September 8, 2010 (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on September 15, 2010)

4.4

Certificate of Designation of Rights and Preferences of 8.0% Series D Cumulative Preferred Stock, filed March 16, 2011 (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on March 17, 2011)

4.5

Certificate of Designations, Preferences and Rights of the Special Voting Preferred Stock (incorporated by reference from Magnum Hunter Resources Corporation’s Current Report on Form 8-K filed on May 5, 2011)

4.6	Form of Certificate of Common Stock (incorporated by reference from Magnum Hunter Resources Corporation’s Annual Report on Form 10-K filed February 18, 2011)

5.1*	Opinion of Fulbright & Jaworski L.L.P. as to the legality of the securities being registered

23.1*	Consent of Hein & Associates LLP, independent registered public accounting firm

23.2*	Consent of Cawley, Gillespie & Associates, Inc., independent petroleum consultants

23.3*	Consent of AJM Deloitte and Touche, LLP, independent petroleum consultants

23.4*	Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5.1 hereto)

*	Filed herewith.

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